Exhibit 10.3

SERVICE AGREEMENT

This Service Agreement (“Service Agreement”) is entered into as of September 26, 2008, (the “Effective Date”), by and between Parkway Properties LP, a Delaware limited partnership (“Service Provider”), and Xenith Bank [in Organization], a Virginia corporation (“Customer”). In consideration of the mutual covenants set forth herein, Service Provider and Customer agree as follows:

1. Terms and Definitions. The following definitions and terms apply to this Service Agreement (other words are defined elsewhere in the text of this Service Agreement):

(a) “Customer’s Current Address”: 300 Arboretum Place, Suite 550, Richmond, Virginia 23236.

(b) “Premises”: Suite 410 on the fourth floor in the Boulders Center building (the “Building”) located on land with an address of 1011 Boulder Springs Drive, Richmond, Virginia 23225 (the “Land”)

(c) “Rentable Area of Premises”: 7,026 rentable square feet (“RSF”)

(d) “Rentable Area of Building”: 145,887 RSF

(e) “Pro-rata Share”: Customer’s pro-rata share is 4.816 percent (4.816%), which is determined by dividing the Rentable Area of Premises by the Rentable Area of Building.

(f) “Term”: The period of time beginning at 7 o’clock AM on the Commencement Date and expiring at 6 o’clock PM local time on the Expiration Date.

(g) “Commencement Date”: Subject to and upon the terms and conditions set forth herein, the Commencement Date of this Service Agreement shall be the earlier of (i) December 1, 2008; or (ii) the date Customer begins conducting its business in the Premises.

(h) “Expiration Date”: 6 o’clock PM local time on the last day of the sixty-fifth (65th) full month of the Term.

(i) “Base Rent”: amount of monthly installments payable by Customer according to the provisions hereof:

Period
From	To	RSF	# of Months	$/PRSF	Monthly Amount	Periodic Amount
12/01/08	04/30/09	7,026	5.000	$17.00	$9,953.50	$49,767.50
05/01/09	04/30/10	7,026	12.000	$17.00	$9,953.50	$119,442.00
05/01/10	04/30/11	7,026	12.000	$17.20	$10,070.60	$120,847.20
05/01/11	04/30/12	7,026	12.000	$17.40	$10,187.70	$122,252.40
05/01/12	04/30/13	7,026	12.000	$17.61	$10,310.66	$123,727.92
05/01/13	04/30/14	7,026	12.000	$17.82	$10,433.61	$125,203.32

*	Subject to the Abated Rent provision provided below.

Provided that no Default, defined below, under any term, condition or obligation of this Service Agreement exists at the time of the abatement provided below, Customer’s monthly installment of Base Rent shall be abated for the first five (5) full months of the Term of this Service Agreement (the “Abatement Period”), in the amount of Nine Thousand, Nine Hundred Fifty-three and 50/100 Dollars ($9,953.50) per month, for a total abatement of Base Rent in the amount of Forty-nine Thousand, Seven Hundred Sixty-seven and 50/100 Dollars ($49,767.50) (the “Abated Rent”). The principal amount of the Abated Rent, together with interest thereon calculated at the rate of ten percent (10%) per annum, compounded monthly, shall be amortized evenly over the Term. So long as no uncured Default, defined below, occurs under this Service Agreement, then upon Service Provider’s receipt of the final monthly installment of Rent, defined below, Customer shall have no liability to Service Provider for the repayment of any portion of the Abated Rent. In the event of an uncured Default, then in addition to all of Service Provider’s other remedies available under the Service Agreement, Customer shall also become immediately liable to Service Provider for the unamortized portion of the Abated Rent existing as of the date of such uncured Default, and interest shall accrue thereon at the Default Rate, defined below.

(j) “Base Year”: Calendar year 2009.

(k) “Initial Improvements”: the improvements to be made to the Premises by Service Provider in accordance with the work letter attached hereto as Exhibit D-l (the “Work Letter”).

(l) “Security Deposit”: None.

(m) “Guarantor”: None.

(n) “Parking Spaces”: Available, unreserved parking in the Building’s Parking Facility.

(o) “Customer’s Broker” is: Grubb & Ellis/Harrison & Bates, Inc. (Attention: Stevens N. Gentil), 6606 W. Broad Street, Suite 400, Richmond, Virginia 23230; 804.788.1000.

(p) “Service Provider’s Broker” is: Commonwealth Commercial Partners, Inc. and Parkway Realty Services, LLC, which is an affiliate of Service Provider.

(q) “Laws” shall mean any and all laws, ordinances, rules, regulations and building and other codes of any governmental or quasi-governmental entity or authority (“Governmental Authority”) applicable to the subject matter hereof, including, without limitation, all Laws relating to disabilities, health, safety or the environment.

(r) “Project”: shall mean the Building, Land, any areas designated by Service Provider from time to time for the common use of all tenants and occupants of the Building (“Common Areas”), including, but not limited to, the parking facility for the Building designated by Service Provider from time to time (the “Parking Facility”), walkways, greenspace, plaza and common areas, and related equipment, fixtures and improvements.

(s) “Building Standard”: The quantity and quality of materials, finishes and workmanship from time to time specified by Service Provider for use throughout the Building. Attached as Exhibit I is a specification listing the individual components of the Building Standard as of the date hereof. “Above Standard” means all improvements, fixtures, materials, finishes and workmanship which exceed Building Standard in terms of quantity or quality (or both), including but not limited to Supplemental HVAC Equipment, defined below; water heaters, instant hot faucets, garbage disposals, dishwashers, stoves, microwaves, refrigerators, ice machines, coffee machines, washing machines, dryers or other appliances; and sinks, sink fixtures, sink drain lines, appliance drain lines, water source plumbing, ground fault interrupters, dedicated outlets or other similar plumbing and/or electrical fixtures or items.

(t) “Building Systems”: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning (“HVAC”), security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises.

2. Premises. Subject to and in accordance with the provisions hereof, Service Provider leases to Customer and Customer leases from Service Provider the Premises as designated on Exhibit A. The Rentable Area of the Premises and Building for all purposes shall be as set forth in Section 1(c) and 1(d), respectively. The Rentable Area of the Premises includes a pro-rata portion of all Common Areas. Customer agrees that, except as expressly stated herein and in the Work Letter, if any, attached to this Service Agreement, no representations or warranties relating to the condition of the Project or the Premises and no promises to alter, repair or improve the Premises have been made by Service Provider. Except as otherwise expressly provided in this Service Agreement or any Work Letter attached hereto, Customer agrees to accept the Premises in their current “AS IS, WHERE IS” condition and acknowledges that SERVICE PROVIDER MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE PREMISES OR THE INITIAL IMPROVEMENTS. Upon Customer’s taking possession for the purposes of conducting business, the Premises, including all Initial Improvements shall be deemed accepted by Customer. Customer shall also have the non-exclusive right, subject to the terms hereof, to use the Common Areas of the Project. Customer acknowledges that the Project is or may become an integrated commercial real estate project including the Building, the Land and other buildings, Common Areas and land. Service Provider reserves the right, in its sole discretion, at any time and from time to time, to include the Building within a project and/or to expand and/or reduce the amount of Land and/or improvements of which the Building, the Common Areas, or Project consists; to alter, relocate, reconfigure and/or reduce the Common Areas, as long as the Premises remain reasonably accessible by means of pedestrian and vehicular access, and so long as the Parking Spaces provided to Customer are not significantly diminished as a result thereof; and to temporarily suspend access to portions of the Common Areas, if Service Provider determines, in its sole discretion, that such suspension is necessary to perform its repair or maintenance obligations under this or any other agreement or to comply with any applicable Laws, as long as the Premises remain reasonably accessible.

3. Authorized Use. Customer shall use the Premises solely for general business office purposes, and as a branch bank and for no other purpose. The parties acknowledge that, as of the Effective Date, Customer is operating under the name “Xenith Bank [in Organization]” as Customer is in the process of organizing a commercial bank under the laws of the Commonwealth of Virginia. Provided Customer receives all required approvals for the organization and operation of such bank, Customer intends to use the Premises as the Operations Center for such bank. Upon receiving such required approvals, Customer shall so inform Service Provider in writing. Provided, however, that if, for whatever reason, Customer is unable to obtain such approvals, this Service Agreement shall remain in full force and effect, and Customer shall be and remain obligated for the fulfillment of all of its obligations under this Service Agreement throughout the Term hereof, unless Customer exercises the Termination Option set forth in Section 56 of this Service Agreement.

4. Term. This Service Agreement shall constitute a legally binding and enforceable agreement between Service Provider and Customer as of the Effective Date. The Term of this Service Agreement is stated in Section 1(f), and the Commencement Date shall be determined as provided in Section 1(g). Service Provider and Customer shall confirm the Commencement Date and Expiration Date in writing within thirty (30) days after the actual Commencement Date pursuant to the form acknowledgement attached as Exhibit E (the “Commencement Date Agreement”). During the period of time commencing the earlier of (i) September 5, 2008 or (ii) the date on which the mechanical, electrical and plumbing stub-out and framing is complete, gypsum board is installed on one side of the walls of the Premises, and the Premises are secure, and expiring immediately preceding the Commencement Date (the “Early Access Period”), Service Provider shall permit Customer to have access to the Premises for the limited purpose of taking measurements, making plans for occupancy of the Premises, installing trade fixtures, cabling and wiring network infrastructure, storing furniture and equipment and doing such other work as may be appropriate or desirable to enable Customer to eventually assume possession of and operate its business in the Premises; provided, however, that Customer shall coordinate its access to the Premises with Service Provider in order to ensure that such access does not interfere with or delay the completion of the construction of the Initial Improvements. Customer’s access to the Premises during the Early Access Period, as permitted in this paragraph, shall not constitute taking possession of the Premises for purposes of determining the Commencement Date of the Term.

5. Rental Payment. Subject to the Abated Rent provision and Section 1(g) set forth above, commencing on May 1, 2009, Customer agrees to pay Rent (defined below) in monthly installments on or before the first day of each calendar month during the Term, in lawful money of the United States of America to the following address or to such other address as Service Provider may designate from time to time in writing: Parkway Properties LP, Post Office Box 532331, Atlanta, GA 30353-2551. Customer agrees to timely pay all Base Rent and additional rent and all other sums of money which become due and payable by Customer to Service Provider hereunder (collectively “Rent”), without abatement, demand, offset, deduction or counterclaim. If Customer fails to pay part or all of the Rent within ten (10) days after it is due, Customer shall also pay (i) interest at the Default Rate, defined below, on the unpaid Rent, plus

(ii) a late charge equal to five percent (5%) of the unpaid Rent or the maximum then allowed by law, whichever is less. If the Term does not begin on the first day or end on the last day of a calendar month, the installment of Rent for that partial month shall be prorated.

6. Rent. Customer shall pay to Service Provider as the base rent for the Premises (the “Base Rent”) the amount set forth in Section 1, subject to adjustment as hereinafter provided. Nothing contained herein shall be construed at any time so as to reduce the Base Rent payable hereunder below the amount set forth above. Base Rent shall be adjusted in accordance with the following provisions (any such adjustment is a “Base Rent Adjustment”). Base Rent includes Customer’s Pro-rata Share of Operating Expenses (defined below) for the Base Year as specified in Section 1 (“Base Operating Expenses”). Prior to January 1, 2010 and January 1 of each subsequent year in the Term, Service Provider shall provide Customer with an estimate of Operating Expenses for the calendar year in the Term commencing on such January 1 (each, an “Operating Period”). If Operating Expenses during any Operating Period, as estimated by Service Provider, exceed Base Operating Expenses, Customer shall pay Base Rent for such Operating Period equal to the Base Rent set forth above adjusted upward by an amount equal to the product of (i) the difference between the Operating Expenses for such Operating Period and the Base Operating Expenses, multiplied by (ii) the Pro-rata Share.

7. Operating Expenses.

(a) Definition of Operating Expenses. “Operating Expenses,” as used herein, shall mean all expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any Operating Period in connection with the ownership, operation, repair and maintenance of the Project, including, but not limited to, wages and salaries of all employees directly engaged in the operation, maintenance or security of the Project, including taxes, insurance and benefits relating thereto; the cost of all labor, supplies, equipment, materials and tools used in the operation and maintenance of the Project; management fees not exceeding five percent (5%) of the gross tenant rental income of the Building; the cost of all legal and accounting expenses incurred in connection with the management and operation of the Project (but not including legal costs incurred in collecting delinquent rent from any tenants of the Building); the cost of all utilities for the Project, including, but not limited to, the cost of HVAC, water, sewer, waste disposal, gas, and electricity, but excluding those utility charges actually paid separately by Customer or any occupant of the Building; the cost of all maintenance and service agreements for the Project, including but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Project and Service Provider’s personal property used in connection therewith, plus the cost of all deductible payments made by Service Provider in connection therewith; Taxes (defined below); the cost of all license and permit fees but excluding those relating to a specific occupant of the Building; the cost of repairs, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure (i) incurred in an effort to comply with any Laws, or (ii) that reduces the Operating Expenses of the Project; and, all other items constituting operating and maintenance costs in connection with the Project according to generally accepted accounting principles. Except as specifically provided in the immediately preceding sentence, Operating Expenses shall not include the following: (i) depreciation, (ii) interest and principal payments on mortgages and other debt costs, if any, secured by the Building, (iii) leasing commissions and advertising and other marketing expenses, (iv) repairs and restorations paid for by the proceeds of any insurance policy, (v) construction of improvements of a capital nature, (vi) income and franchise taxes other than that portion, if any, of income and franchise taxes which may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes, (vii) costs of utilities directly charged to and reimbursed by Customer or other tenants, (viii) payments to affiliates of Service Provider for goods and/or services in excess of what would be paid to non-affiliated parties for such goods and/or services in an arm’s length transaction, (ix) costs of other services or work performed for the singular benefit of another tenant or occupant that are not made available to Customer (other than for Common Areas of the Building), (x) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants of the Building, (xi) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building, (xii) any expense for which Service Provider receives reimbursement from insurance, condemnation awards, other tenants or any other source, (xiii) costs and expenses (including attorney’s fees and related legal expenses) incurred in connection with an actual or proposed sale, financing, refinancing, mortgaging, or other change of ownership of the Building, any portion thereof or any interest therein, (xiv) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, luncheon club, athletic or recreation club, cafeteria, dining facility, or other facility not generally available to all office tenants of the Building, including Customer, (xv) rental under any ground or underlying lease or leases, (xvi) all costs relating to the removal, remediation, containment or treatment of hazardous material, as defined under applicable Laws, which was present in the Building or on the Project, in violation of such then applicable Laws, prior to the Effective Date, (xvii) any costs or expenses necessitated by the gross negligence, intentional act or willful misconduct of Service Provider or any of its employees, agents or contractors, (xviii) costs incurred by Service Provider in enforcing the monetary obligations of any tenant of the Building, (xix) amount of any political campaign or charitable contribution (xx) fines or other penalties incurred due to the actual or alleged violation or failure of Service Provider to comply with Laws, (xxi) costs incurred to correct or cure any title defects relating to the Project; and (xxii) salaries of officers and executives of Service Provider above the level of Senior Regional Property Manager and Senior Regional Project Engineer; provided, however, that the compensation paid to Service Provider’s Senior Regional Property Manager, Senior Regional Project Engineer, Senior Regional Chief Engineer and Technical Services Manager may be included in Operating Expenses, provided that such compensation shall be limited to the percentage of such compensation that is equal to the percentage of such person’s time allocated to the operation and management of the Project, exclusive of any other office building on the Land other than the Building, on a reasonably equitable basis. “Taxes” means all ad valorem taxes, personal property taxes, and all other taxes, assessments, and all other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the Project or any portion thereof or facilities used in connection therewith, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes; but excluding, however, taxes and assessments attributable to the personal property of tenants and paid by such tenants as a separate charge. If a rental tax, gross receipts tax or sales tax on Rent is imposed on Service Provider by any Governmental Authority, Customer shall, as additional rent, reimburse Service Provider, at the same time as each monthly payment of Rent is due, an amount equal to all such taxes Service Provider is required to pay by reason of the Rent paid hereunder. If less than ninety-five percent (95%) of the Rentable Area o f the Building is actually occupied during any Operating Period, Operating Expenses shall be the amount that such Operating Expenses would have been for such Operating Period had ninety-five percent (95%) of the Rentable Area of the Building been occupied during all such Operating Period, as determined by Service Provider. Provided, however, that the aggregate of Operating Expenses collected by Service Provider during any Operating Period shall not exceed the actual Operating Expenses paid or incurred by Service Provider during such Operating Period.

(b) Base Rent Adjustment. Service Provider shall, within one hundred twenty (120) days after the end of each Operating Period, furnish Customer with a statement of the Operating Expenses during such year and a computation of the Base Rent Adjustment (“Expense Statement”). Failure of Service Provider to provide such statement within such time period shall not be a waiver of Service Provider’s right to collect any Base Rent Adjustment; provided, however, that notwithstanding any provision contained herein to the contrary, Customer shall have no obligation to pay any amount shown on an Expense Statement unless Customer receives such Expense Statement within one hundred eighty (180) days after the end of the Operating Period to which such Expense Statement applies. If such statement shows that the actual amount Customer owes is more than the estimated Base Rent Adjustment paid by Customer, Customer shall pay the difference to Service Provider within fifteen (15) days after Customer’s receipt of the Expense Statement. If the Expense Statement shows that Customer paid more than the actual amount owed, then, unless otherwise requested by Customer, as provided below, Customer shall receive a credit therefor which shall be applied to the monthly installments of Rent next becoming due under this Service Agreement. Provided, however, that if this Service Agreement has expired, such amount shall be refunded to Customer, and if a credit is due to Customer and this Service Agreement has not expired, then upon Service Provider’s receipt of Customer’s written request, in lieu of providing such credit Service Provider shall refund the amount of such credit to Customer within fifteen (15) days after Service Provider’s receipt of such request. Unless adjusted as a result of an audit by Customer conducted pursuant to the express terms of this Service Agreement, the Operating Expenses and Base Rent Adjustment set forth in the Expense Statement shall be binding upon Customer. Provided, however, that in the event that the Term of this Service Agreement expires, or is terminated pursuant to the terms of this Service Agreement, on a date other than December 31, then, at the option of Service Provider, Service Provider may, either prior to the date on which the Term expires or this Service Agreement is terminated pursuant to the terms of this Service Agreement, or within thirty (30) days thereafter, elect to provide Customer with a revised estimate of the Operating Expenses for the Operating Period in which such expiration or termination date occurs and the Base Rent Adjustment that will be due from Customer for such Operating Period, which estimated Base Rent Adjustment shall be prorated to reflect the portion of such Operating Period that is contained within the Term of the Service Agreement (the “Final Estimated Base Rent Adjustment”). In the event that Service Provider elects to deliver such Final Estimated Base Rent Adjustment to Customer, then (i) Customer shall pay the prorated Base Rent Adjustment reflected in the Final Estimated Base Rent Adjustment within fifteen (15) days after Customer’s receipt of such estimate; (ii) the estimated amount of the Base Rent Adjustment for the final Operating Period shall be binding upon Service Provider and Customer unless adjusted as a result of an audit by Customer conduced pursuant to the express terms of this Service Agreement; and (iii) Service Provider shall not thereafter seek from Customer any additional Base Rent Adjustment if the actual Operating Expenses for such Operating Period are greater than those reflected in the Final

Estimated Base Rent Adjustment, nor, unless adjusted as a result of an audit by Customer conducted pursuant to the express terms of this Service Agreement, shall Service Provider have any obligation to refund to Customer any excess funds paid by Customer to Service Provider should the actual Operating Expenses for such Operating Period be less than those reflected in the Final Estimated Base Rent Adjustment. In the event that Service Provider elects not to provide Customer with a Final Estimated Base Rent Adjustment, then it shall be presumed that Service Provider will provide Customer with an Expense Statement within one hundred twenty (120) days after the end of the final Operating Period contained in the Term, as provided above, and the Base Rent Adjustment shown in such Expense Statement shall be due from Customer to Service Provider within fifteen (15) days after Customer’s receipt of such statement.

(c) Customer’s Audit. Customer shall have the right to have Service Provider’s books and records pertaining to Operating Expenses for each Operating Period reviewed, copied (provided Service Provider is reimbursed for the cost of such copies) and audited (“Customer’s Audit”), provided that: (a) such right shall not be exercised more than once during any calendar year; (b) if Customer elects to conduct Customer’s Audit, Customer shall provide Service Provider with written notice thereof (“Customer’s Audit Notice”) no later than sixty (60) days following Customer’s receipt of the Expense Statement for the year to which Customer’s Audit will apply; (c) Customer shall have no right to conduct Customer’s Audit if an uncured monetary Default by Customer exists either at the time of Service Provider’s receipt of Customer’s Audit Notice or at any time during Customer’s Audit; (d) no subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; (e) conducting Customer’s Audit shall not relieve Customer from the obligation to timely pay Base Rent or the Base Rent Adjustment, pending the outcome of such audit; (f) Customer’s right to conduct such audit for any calendar year shall expire sixty (60) days following Customer’s receipt of the Expense Statement for such year, and if Service Provider has not received Customer’s Audit Notice within such sixty (60) day period, Customer shall have waived its right to conduct Customer’s Audit for such calendar year; provided, however, that with respect to any audit of Operating Expenses for the Base Year, Customer’s right to conduct an audit for such year shall expire the earlier of sixty (60) days following Customer’s receipt of the Expense Statement for the Base Year or sixty (60) days following Customer’s receipt of the first Expense Statement forwarded by Service Provider to Customer for any Operating Period during the Term; (g) Customer’s Audit shall be conducted by a Certified Public Accountant whose compensation is not contingent upon the results of Customer’s Audit or the amount of any refund received by Customer, and who is not employed by or otherwise affiliated with Customer, except to the extent that such accountant has been engaged by Customer to conduct Customer’s Audit; (h) Customer’s Audit shall be conducted at Service Provider’s office where the records of the year in question are maintained by Service Provider, during Service Provider’s normal business hours; (i) Customer’s Audit shall be completed within thirty (30) days after the date of Customer’s Audit Notice, and a complete copy of the results thereof shall be delivered to Service Provider within fifteen (15) days after Customer receives the results of Customer’s Audit; and (j) Customer’s Audit shall be conducted at Customer’s sole cost and expense. If Customer’s Audit is completed and submitted to Service Provider in accordance with the requirements of this Section and such audit demonstrates to Service Provider’s reasonable satisfaction that Service Provider has overstated the Operating Expenses for the year audited by more than five percent (5%), Service Provider shall reimburse Customer for any overpayment of Customer’s Pro-Rata Share of such increase in Operating

Expenses, as well as Customer’s actual, reasonable cost incurred in conducting Customer’s Audit (not to exceed $5,000.00), within thirty (30) days after Service Provider’s receipt of documentation reasonably acceptable to Service Provider reflecting the amount of such overpayment and the cost of Customer’s Audit.

(d) Confidentiality. Customer hereby agrees to keep the results of Customer’s Audit confidential and to use commercially reasonable efforts to secure the agreement of the auditor conducting Customer’s Audit, including its employees and each of their respective attorneys and advisors, to keep the results of Customer’s Audit confidential. In particular, but without limitation, Customer agrees that: (a) Customer shall not disclose the results of Customer’s Audit to any past, current or prospective tenant of the Building; and (b) Customer shall require that its auditors, attorneys and anyone associated with such parties shall not disclose the results of Customer’s Audit to any past, current or prospective tenant of the Building; provided, however, that Service Provider hereby agrees that nothing in items (a) or (b) of this subparagraph shall preclude Customer from disclosing the results of Customer’s Audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Customer, or to any agent, representative or employee of Service Provider who or which request the same. If required by Service Provider, Customer shall execute Service Provider’s then-current confidentiality agreement reflecting the terms of this Section as a condition precedent to Customer’s right to conduct Customer’s Audit.

8. Security Deposit. [Text intentionally deleted]

9. Initial Improvements. The construction of any Initial Improvements to the Premises shall be undertaken in accordance with the terms and conditions of this Service Agreement and if applicable, the terms set forth in the Work Letter attached hereto and incorporated herein as Exhibit D-l. Other than the Improvement Allowance, if any, specified in the Work Letter applicable to this transaction, Customer shall be responsible for the entire cost of the Initial Improvements. In no event shall Service Provider be obligated to expend more than the Improvement Allowance.

10. Maintenance and Repair. Service Provider shall make such improvements, repairs or replacements as may be necessary for normal maintenance of the Building Systems serving the Premises, the exterior and the structural portions of the Building and Common Areas. Subject to the terms of Section 7, the maintenance and repairs to be performed by Service Provider hereunder shall be at Service Provider’s expense, unless the need for such maintenance or repairs was caused by the gross negligence or willful misconduct of Customer, its employees, agents, contractors or invitees, in which event Customer shall reimburse Service Provider for the cost of such maintenance or repairs, plus a construction oversight fee for Service Provider in an amount equal to five percent (5%) of the cost and expense of such maintenance or repairs; such fee shall not apply to the Initial Improvements. Except to the extent that Service Provider is obligated to restore and repair the Premises pursuant to Section 23, Customer, at its sole cost, shall maintain and repair the Premises and otherwise keep the Premises in good order and repair. Any repair or maintenance by Customer shall be undertaken in accordance with the provisions and requirements of Section 16. Service Provider is not responsible for replacing and/or repairing Customer’s fixtures or Above Standard improvements, or fixtures. Except as expressly provided in this Service Agreement, Customer shall accept the Premises including any existing appliances and Above Standard fixtures in their “AS IS, WHERE IS” condition as of the Effective Date. Service Provider shall inspect, maintain and repair the life/safety systems of the Building in accordance with schedules required by any applicable Laws or regulations promulgated by any governmental agency pursuant to such laws, and in accordance with schedules adopted by other prudent owners of commercial office buildings comparable to the Building in the same commercial submarket as the Building (“Comparable Buildings”). In addition, Service Provider shall not allow any portion of the life/safety systems of the Building that is critical to the operation of such systems to remain out of repair without a fire watch.

11. Services. Service Provider shall furnish Customer during Customer’s occupancy of the Premises the following services: (i) Cleaning and Janitorial Services (defined in Exhibit B), (ii) hot and cold domestic water at those points of supply provided for general office use of tenants in the Building, (iii) electricity for normal, Building Standard office uses subject to Section 12, (iv) elevator service at the times and frequency reasonably required for normal business use of the Premises, (v) lamp and ballast replacement for Building Standard light fixtures, (vi) HVAC service between 7:00 o’clock a.m. and 6:00 o’clock p.m. on Monday through Friday and between 8:00 o’clock a.m. and 12:00 o’clock p.m. on Saturday (“Building Standard Hours”), except on New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”), and (vi) life/safety systems comparable to those maintained by other prudent owners of Comparable Buildings. If any Holiday falls on a weekend, the Building may observe the Holiday on the preceding Friday or the succeeding Monday. Customer may periodically request, and Service Provider shall furnish HVAC service on days and at times other than those referred to in clause (vi) above provided Customer requests such service in accordance with the Project Rules, defined below, then in effect, and agrees to reimburse Service Provider for this service at the then existing rate being charged in the Building. If Customer utilizes services provided by Service Provider hereunder in either quantity and/or quality exceeding the quantity and/or quantity customarily utilized by normal office uses of comparable premises in the Building, then Service Provider may separately meter or otherwise monitor Customer’s use of such services, and charge Customer a reasonable amount for such excess usage; such amount shall constitute additional Rent due hereunder within fifteen (15) days of Customer’s receipt of Service Provider’s statement for such excess. Service Provider shall not be liable for any damages directly or indirectly resulting from, nor shall any Rent be abated, except as expressly provided below, by reason of, the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or failure to furnish or delay in furnishing any such service when such failure or delay is caused by accident or any occurrence or condition beyond the reasonable control of Service Provider. The failure to furnish any such services shall not be construed as an eviction of Customer; nor shall such failure relieve Customer from any of its obligations under this Service Agreement, except as expressly set forth below, unless such failure substantially handicaps or impedes the normal use of the Premises by Customer and unless within a reasonable time after Service Provider’s receipt of written notice from Customer setting forth a description of the services not so furnished, Service Provider fails to commence curing any such failure or thereafter fails to continue the curing thereof with appropriate diligence under the circumstances until cured.

Provided, however, that if Service Provider shall fail to provide any service to Customer that Service Provider is required to provide to Customer hereunder, such failure is not due to a Force Majeure Event, defined below, and as a result of such failure, the Premises or a portion thereof shall be substantially unusable by Customer for the purposes for which they were leased to Customer hereunder (a “Critical Failure”), and such Critical Failure shall persist for a period of five (5) consecutive business days after Service Provider’s receipt of written notice from Customer of the existence of such failure, then, commencing with the expiration of such five (5) consecutive business day period, Customer’s Rent due under this Service Agreement shall abate in the proportion that the rentable square footage of the portion of the Premises rendered substantially unusable by such failure bears to the total Rentable Area of Premises for the period of time that such portion is substantially unusable. If such Critical Failure shall persist for a period of ten (10) consecutive business days after Service Provider’s receipt of written notice from Customer of the existence of such failure, then in addition to the rental abatement provided in the preceding sentence and all other rights and remedies Customer may have, Customer shall have the right to repair or restore the services that were interrupted using Service

Provider-approved contractors, and otherwise in compliance with the terms of this Service Agreement applicable to any work done in the Premises by a contractor of Customer, including but not limited to the insurance requirements of this Service Agreement, in which event Service Provider shall reimburse Customer for all reasonable costs and expenses incurred by Customer in connection with such repair or restoration. If such Critical Failure shall persist for a period of thirty (30) days after Service Provider’s receipt of written notice from Customer of the existence of such failure, then, in addition to the foregoing remedies, and for so long as such Critical Failure shall persist, Customer shall have the right to terminate this Service Agreement by providing Service Provider with written notice of such termination specifying the effective date of such termination in such notice which shall not be sooner than thirty (30) days, nor longer than sixty (60) days, after Service Provider’s receipt of such notice.

12. Electrical Usage. Service Provider shall supply sufficient electrical capacity to a panel box located in the core of each floor for lighting and for Customer’s office equipment to the extent that the total demand load at 100% capacity of such lighting and equipment does not exceed six (6) watts per RSF in the Premises (“Electrical Design Load”). If Customer utilizes any portion of the Premises on a regular basis beyond Building Standard Hours or in any manner in excess of the Electrical Design Load, Service Provider shall have the right to separately meter such space and charge Customer for all excess usage; additionally, Service Provider shall have the right, at Customer’s expense, to separately meter any Above Standard fixture(s) in the Premises, such as water heaters and vending machines, and to charge Customer for the electricity consumed by such fixture(s). If separate metering is not practical, Service Provider may reasonably estimate such excess usage and charge Customer a reasonable hourly rate. Customer shall pay to Service Provider the cost of all electricity consumed in excess of six (6) watts per RSF in the Premises for the number of hours in the Building Standard Hours for the relevant period, plus any actual accounting expenses incurred by Service Provider in connection with the metering or calculation thereof. Customer shall pay the cost of installing, maintaining, repairing and replacing all such meters. In the event that the level of occupancy of the Premises, or any machinery or equipment located in the Premises, creates unusual demands on the HVAC system serving the Premises, then Customer may install, and Service Provider may require that Customer install, its own supplemental HVAC unit(s) (“Supplemental HVAC Equipment”) in the Premises, and in either event the installation, maintenance and removal of the Supplemental HVAC Equipment shall be governed by the terms of Exhibit F attached hereto and incorporated herein by this reference. The parties acknowledge that Customer intends to install Supplemental

HVAC Equipment in the Premises in conjunction with Service Provider’s construction of the Initial Improvements, and that such Supplemental HVAC Equipment shall be part of the Initial Improvements; provided, however, that Customer shall be solely responsible for maintaining and repairing such Supplemental HVAC Equipment, as provided in Exhibit F. In the event that the Improvement Costs are less than the Improvement Costs Allowance, then, to the extent available from the Improvement Costs Allowance, Customer may elect to be reimbursed for the cost of installing such Supplemental HVAC Equipment as provided in the Work Letter.

13. Communication Lines. Subject to Building design limits and its existing, or then existing, capacity, Customer may install, maintain, replace, remove or use communications or computer wires and cables which service the Premises (“Lines”), provided: (a) Customer shall obtain Service Provider’s prior written consent (with such consent not to be unreasonably withheld), and shall use contractors approved in writing by Service Provider (with such approval not to be unreasonably withheld), (b) all such Lines shall be plenum rated and neatly bundled, labeled and attached to beams and not to suspended ceiling grids, (c) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto, including, but not limited to the National Electric Code, and shall not interfere with any then existing Lines at the Building, and (d) Customer shall pay all costs and expenses in connection therewith. Service Provider reserves the right to require Customer to remove any Lines located in or serving the Premises which violate this Service Agreement or represent a dangerous or potentially dangerous condition, within three (3) business days after written notice. Customer shall remove all Lines installed by or on behalf of Customer upon the expiration or earlier termination of this Service Agreement. Any Lines that Service Provider expressly permits to remain at the expiration or termination of this Service Agreement shall become the property of Service Provider without payment of any type. Under no circumstances shall any Line problems be deemed an actual or constructive eviction of Customer, render Service Provider liable to Customer for abatement of Rent, or relieve Customer from performance of Customer’s obligations under this Service Agreement.

14. Prohibited Use. Customer shall not do or permit anything to be done within the Project nor bring, keep or permit anything to be brought or kept therein, which is prohibited by any Laws now in force or hereafter enacted or promulgated, or which is prohibited by any insurance policy (and of which prohibition Customer has been provided written notice) or which may increase the existing rate or otherwise affect any insurance which Service Provider carries on the Project. Customer shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants, or injure or annoy them or use or allow the Premises to be used for any unlawful or reasonably objectionable purpose. Customer shall not commit or suffer to be committed any waste to, in or about the Premises or Project.

15. Legal Requirements; Project Rules. Customer shall comply with, and shall indemnify, defend (with counsel reasonably acceptable to Service Provider) and hold Service Provider and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees (collectively, “Costs”) incurred by Service Provider as a result of the failure by Customer, its employees, agents or contractors to comply with all Laws relating to the use, condition or occupancy of the Premises now or hereafter enacted, and the Project Rules, defined below. Customer shall cause its employees, agents and contractors to comply with, and shall use reasonable efforts to cause its invitees to comply with, all Laws applicable to Project. Customer shall not cause or permit the use, generation, storage, release or disposal in or about the Premises or the Project of any substances, materials or wastes subject to regulation under any Laws from time to time in effect concerning flammable, explosive, hazardous, petroleum, toxic or radioactive materials, unless Customer shall have received Service Provider’s prior written consent, which consent Service Provider may withhold or revoke at any time in its sole discretion. Customer shall comply with, and cause its employees, agents and contractors to comply with, and shall use its reasonable efforts to cause its invitees to comply with, the rules and regulations of the Project adopted by Service Provider from time to time for the safety, care and cleanliness of the Premises and the Project (“Project Rules”). In the event of any conflict between this Service Agreement and the Project Rules, the provisions of this Service Agreement shall control. Service Provider shall not have any liability to Customer for any failure of any other tenants to comply with the Project Rules. The Project Rules in effect as of the Effective Date are attached hereto as Exhibit C. Customer shall be obligated to comply with any amendments to the Project Rules adopted by Service Provider after the date hereof so long as the provisions of such amendment do not limit or impair the rights of Customer provider under this Service Agreement. In the event that any Governmental Authority, ordinance or other Law applicable to the Project requires either Service Provider or Customer to establish and implement a transportation management plan designed to reduce the number of single-occupancy vehicles being used by employees and other permitted occupants of the Building for commuting to and from the Building, then Customer shall cooperate with Service Provider in establishing and implementing such plan. Service Provider shall comply with all Laws in the operation, maintenance and management of the Building and the Project.

16. Alterations, Additions and Improvements. Except for the Initial Improvements, Customer shall not permit, make or allow to be made any construction, alterations, physical additions or improvements in or to the Premises or placement of any signs in the Premises which are visible from outside the Premises (collectively, “Customer Work”), without obtaining the prior written consent of Service Provider which may be withheld in Service Provider’s sole discretion. Notwithstanding the foregoing, Service Provider will not unreasonably withhold its consent to Customer Work that: (i) is non-structural and does not adversely affect any Building Systems or improvements, (ii) is not visible from the exterior of the Premises, (iii) does not affect the exterior of the Building or any Common Areas, (iv) does not violate any provision of this Service Agreement, (v) does not violate any Laws, and (vi) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project. Customer’s plans and specifications and all contractors, subcontractors, vendors, architects and engineers (collectively, “Outside Contractors”) shall be subject to Service Provider’s prior written approval, which shall not be unreasonably withheld. If requested by Service Provider, Customer shall execute a work letter for any such Customer Work reasonably acceptable to Service Provider and Customer. Service Provider may hire outside consultants to review such documents and information furnished to Service Provider, and Customer shall reimburse Service Provider for the actual out-of-pocket cost thereof, including reasonable attorneys’ fees, upon demand. Neither review nor approval by Service Provider of any plans or specifications shall constitute a representation or warranty by Service Provider that such documents either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Laws, it being expressly agreed by Customer that Service Provider assumes no responsibility or liability whatsoever to Customer or any other person or entity for such completeness, suitability or compliance. Customer shall furnish any documents and information reasonably requested by Service Provider, including “as-built” drawings (both in paper and in electronic format acceptable to Service Provider) after completion of such Customer Work. Service Provider may impose such conditions on Customer Work as are reasonably appropriate, including without limitation, compliance with any construction rules adopted by Service Provider from time to time, insurance covering Service Provider against liabilities which may arise out of such work, plans and specifications, and permits for such Customer Work. Any and all Customer Work shall become the property of Service Provider upon completion and shall be surrendered to Service Provider upon the termination or expiration of this Service Agreement for any reason, unless Service Provider shall, at the time it grants its consent, require removal or restoration by Customer. Customer shall not allow any liens to be filed against the Premises or the Project in connection with any Customer Work. If any liens are filed, Customer shall cause the same to be released within five (5) days after Customer’s receipt of written notice of the filing of such lien by bonding or other method acceptable to Service Provider. All Outside Contractors shall maintain insurance in amounts and types required by, and in compliance with, Section 20. ACORD 25 (or its equivalent) certificates of insurance evidencing such coverage shall be provided to Service Provider prior to commencement of any Customer Work. All Outside Contractors shall perform all work in a good and workmanlike manner, in compliance with all Laws and all applicable Project Rules and Building construction rules. No Customer Work shall be unreasonably disruptive to other tenants. Prior to final completion of any Customer Work, Service Provider shall prepare and submit to Customer a punch list of items to be completed, and Customer shall diligently complete all such punch list items.

17. Customer’s Equipment. Except for personal computers, facsimile machines, copiers and other similar office equipment, Customer shall not install within the Premises any fixtures, equipment or other improvements until the plans and location thereof have been approved by Service Provider, such approval not be unreasonably withheld. The location, weight and supporting devices for any libraries, central filing areas, safes and other heavy equipment shall in all cases be approved by Service Provider prior to initial installation or any relocation, such approval not to be unreasonably withheld. Service Provider may prohibit any article, equipment or any other item that may exceed the load capacity of the Building from being brought into the Building.

18. Taxes on Customer’s Property. Customer shall pay all ad valorem and similar taxes or assessments levied upon all equipment, fixtures, furniture and other property placed by Customer in the Premises and all license and other fees or taxes imposed on Customer’s business. If any improvements installed or placed in the Project by, or at the expense of, Customer result in Service Provider being required to pay higher Taxes with respect to the Project than would have been payable otherwise, Customer shall pay to Service Provider, within fifteen (15) days after written demand, the amount by which such excess Taxes are reasonably attributable to Customer.

19. Access. Except as set forth below, Service Provider shall have the right to enter the Premises before and after Building Standard Hours in order to perform the Cleaning and Janitorial Services required under Section 11 of this Service Agreement. The parties acknowledge that two (2) rooms of the Premises, the file server room and the wire transfer room (the “Secure Rooms”), will be secured by Customer before and after Customer’s normal business hours (“Customer’s Hours”) Customer shall provide Service Provider with keys or access cards to the Secure Rooms permitting Service Provider to have access to the Secure Rooms outside of Customer’s Hours in accordance with the provisions for emergency access to the Premises set forth below. Service Provider shall provide Cleaning and Janitorial Services to the Secure Rooms only once per month, on a date that is mutually acceptable to Customer and Service Provider, such services to be provided during Customer’s Hours, and only when escorted by an employee or other agent of Customer. To the extent that Service Provider incurs additional expense for Cleaning and Janitorial Services provided to the Secure Rooms during Customer’s Hours, Service Provider shall have the right to assess such charge to Customer as additional Rent due under this Service Agreement. Upon giving prior notice to Customer (except in the case of an emergency as provided below), Service Provider shall also have the right to enter the Premises in order to inspect the condition, show the Premises during the last nine (9) months of the Term, determine if Customer is performing its obligations hereunder, perform the services or make the repairs that Service Provider is obligated or elects to perform hereunder, make repairs to adjoining space, cure any Defaults of Customer hereunder that Service Provider has the right to cure under the terms of this Service Agreement, and remove from the Premises any improvements or property placed therein in violation of this Service Agreement, if Customer fails to remove such improvements or property within ten (10) days after Customer’s receipt of notice from Service Provider that such removal is required pursuant to the terms of this Service Agreement. Service Provider’s notice to Customer of any entity into the Premises shall include the identity of the individual(s) that will enter the Premises, the name(s) of the employer(s) of the individual(s) if other than Service Provider, and the purpose of such entry. Except in the case of an emergency, as provided below, and except to perform the Cleaning and Janitorial Services required under this Service Agreement, Service Provider shall enter the Premises only during Building Standard Hours while Customer is conducting business in the Premises, unless otherwise agreed to by Customer at the time notice of such entry is provided from Service Provider to Customer, and Service Provider shall use commercially reasonable efforts to not unreasonably interfere with the conduct of Customer’s business in the Premises during such entry.

Customer shall provide Service Provider with the names and contact telephone numbers of two (2) employees of Customer to be contacted in the event of an emergency either in or affecting the Premises (“Customer’s Emergency Contacts”). The names and contact telephone numbers of Customer’s Emergency Contacts shall be provided by Customer in the Commencement Date Agreement, and such information shall remain in effect until Service Provider receives written notice, in accordance with the Notices provision of this Service Agreement, of any revisions to such information. In the event of any emergency that requires immediate access to the Premises, Service Provider shall make reasonable efforts, if practicable under the circumstances, to place one (1) telephone call to each of Customer’s Emergency Contacts, and, if Service Provider is unable to reach either person, Service Provider shall leave a voicemail message specifying the nature of the emergency for both persons (assuming that such persons maintain voice mail). The building engineer and any vendor or other emergency personnel required to address such emergency may then enter the Premises for the sole purpose of addressing such emergency.

20. Customer’s Insurance. At all times after the execution of this Service Agreement, Customer will carry and maintain, at its expense with insurance companies that are rated no less than A-, Class VI, by A.M. Best Company: (i) a commercial general liability insurance policy, including blanket contractual liability without any exclusion of this Service Agreement, for liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto, including any portion of the Common Areas used by Customer, to afford protection with respect to bodily injury, death or property damage (including loss of use) of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate; (ii) an all-risks property and casualty insurance (special form building and personal property coverage) policy, including theft coverage, written at replacement cost value with replacement cost endorsements, covering all of the Customer’s property; (iii) a worker’s compensation insurance policy with applicable statutory limits, (iv) automobile liability insurance with single limit coverage of at least $1,000,000 for all owned, leased/hired or non-owned vehicles, (v) an excess/umbrella liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted, and (vi) if Customer will serve or sell alcohol at the Project, a liquor liability insurance policy with minimum coverage of One Million Dollars ($1,000,000). Service Provider may also require all Outside Contractors to provide in addition to the insurance coverages referenced above such other insurance in amounts and types and with such companies as may be reasonably requested by Service Provider, including, without limitation, construction all risk/builder’s risk (including loss of revenue) insurance (provider, however, that Customer shall have the option to provide its own all risk/builder’s risk insurance covering such Outside Contractors in lieu of such coverage being provided by Outside Contractors), professional errors and omissions liability insurance (but only if the Outside Contractor engaged by Customer is providing architectural, engineering or other professional services for which such professional errors and omissions liability insurance is available), and insurance covering such contractor’s equipment and tools. Each insurance policy required to be maintained hereunder by Customer shall include an “Additional Insured Endorsement” in favor of Parkway Properties, Inc., its subsidiaries and affiliated companies, as well as the employees, officers, directors and agents of such companies and any other designees of Service Provider and shall be primary. An ACORD 25 certificate of such insurance in a form reasonably satisfactory to Service Provider, or certified copies of the policies, shall be furnished to Service Provider on or before the earlier of the Commencement Date or ten (10) days after execution of the Service Agreement, reflecting the limits and endorsements required herein, and renewal ACORD 25 certificates or certified copies of renewal policies shall be delivered to Service Provider at least ten (10) days prior to the expiration date of any policy. Each policy shall require notice to Service Provider upon the nonrenewal, cancellation or expiration of such policy; such policy shall further provide that the insurer shall endeavor to provide Service Provider with thirty (30) days’ prior notice of any nonrenewal or cancellation of such policy. Service Provider agrees to cooperate with Customer to the extent reasonably requested by Customer to enable Customer to obtain such insurance. Service Provider shall have the right to require increased limits if, in Service Provider’s reasonable judgment, such increase is necessary.

21. Service Provider’s Insurance. Service Provider shall maintain, during the Term of this Service Agreement, (i) a commercial general liability insurance policy of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate, and (ii) an all-risk property and casualty insurance policy, including theft coverage, written at full replacement cost value and with replacement cost endorsement, covering the Project, including the Building and the Initial Improvements, and all personal property, fixtures and improvements therein belonging to Service Provider, and (iii) an excess liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Service Provider shall not be obligated to insure any property of Customer. Service Provider shall increase the foregoing limits if, in Service Provider’s reasonably judgment, such increase is necessary.

22. Waiver of Subrogation; Mutual Waiver of Liability. All policies of property insurance required to be carried by either party hereunder shall include a waiver by the insurer of all right of subrogation against the other party in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Service Provider and Customer each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would have been covered by insurance if the insurance required to be maintained under this Service Agreement by the party seeking recovery had in fact been maintained. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.

23. Casualty. If the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty at any time during the Term and if, after such damage or destruction, Customer is not able to use the portion of the Premises not damaged or destroyed to substantially the same extent and for substantially the same purpose as Customer used the Premises prior thereto, and within forty-five (45) days after Service Provider’s receipt of written notice from Customer describing such damage or destruction Service Provider provides written notice to Customer that the Premises cannot be repaired or rebuilt to the condition which existed immediately prior to such destruction or casualty within one hundred eighty (180) days following the date of such destruction or casualty, then Service Provider or Customer may by written notice to the other within thirty (30) days following such notice by Service Provider terminate this Service Agreement. Unless such damage or destruction is the result of the gross negligence or willful misconduct of Customer or its employees, agents, contractors or invitees, the Rent shall be abated for the period and proportionately to the extent that after such damage or destruction Customer is not able to use the portion of the Premises damaged or destroyed to substantially the same extent and for substantially the same purposes as Customer used the Premises prior thereto. If this Service Agreement is not terminated pursuant to the foregoing, Service Provider shall restore or replace the damaged or destroyed portions of the Premises or Project to substantially the same condition in which such portion existed prior to the damage or destruction, and this Service Agreement shall continue in full force and effect in accordance with the terms hereof except for the abatement of Rent referred to above, if applicable. Service Provider shall restore or replace the damaged or destroyed portions of the Premises or Project within a reasonable time, subject to Force Majeure Events and the availability of insurance proceeds. If either party elects to terminate this Service Agreement as provided in this Section, this Service Agreement shall terminate on the date which is thirty (30) days following the date of the notice of termination. Service Provider shall not be obligated to repair any damage to Customer’s inventory, trade fixtures or other personal property. If the Premises or any portion of the Project are damaged or destroyed by fire or other casualty caused by the willful misconduct of Customer, its employees, agents, contractors, or invitees, then any repair or restoration of the Premises by Service Provider pursuant to the terms of this Section shall be at Customer’s sole cost and expense. Notwithstanding anything in this Section to the contrary, Service Provider shall have no obligation to repair or restore the Premises or the Project on account of damage resulting from any casualty which occurs during the last twelve (12) months of the Term unless Customer has extended the Term in accordance with the provisions of this Service Agreement.

24. Condemnation. If a portion of the Premises is taken by the exercise of the power of eminent domain and, as a result, Customer is unable to carry on its business in a commercially satisfactory manner (as determined by Customer in its reasonable judgment), or if a substantial portion of the Building is taken by the exercise of the power of eminent domain, then either Service Provider or Customer shall have the right to terminate this Service Agreement by written notice to the other within thirty (30) days after the date of taking. In the event of any taking, Service Provider shall be entitled to any and all compensation and awards with respect thereto, except for an award, if any, specified by the condemning authority for (a) any claim made by Customer for property that Customer has the right to remove upon termination of this Service Agreement or (b) Customer’s relocation expenses. Customer shall have no claim against Service Provider for the value of any unexpired portion of the Term. In the event of a partial taking of the Premises which does not result in a termination of this Service Agreement, the Rent shall be equitably reduced as to the square footage so taken.

25. Waiver of Claims. Except for the willful misconduct or gross negligence of Service Provider, its employees, agents or contractors, Service Provider shall not be liable to Customer for damage to person or property caused by defects in the HVAC, electrical, plumbing, elevator or other apparatus or systems, or by water discharged from sprinkler systems, if any, in the Building, nor shall Service Provider be liable to Customer for the theft or loss of any property of Customer whether from the Premises or any part of the Building or Project, including the loss of trade secrets or other confidential information. Service Provider agrees to make commercially reasonable efforts to protect Customer from interference or disturbance by third persons, including other tenants; however, Service Provider shall not be liable for any such interference, disturbance or breach, nor shall Customer be relieved from any obligation under this Service Agreement because of such interference, disturbance or breach. Service Provider may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Service Provider to Customer under this Service Agreement, provided that the Premises are not thereby rendered untenantable. In no event shall Service Provider or its directors; officers, shareholders, partners, members, employees, or agents be liable in any manner for incidental, consequential or punitive damages, loss of profits, or business interruption. The waivers in this Section shall survive the expiration or earlier termination of this Service Agreement.

26. Indemnity. Except for claims, rights of recovery and causes of action covered by the waiver of subrogation contained in Section 22 or waived in Section 25, Service Provider shall indemnify and hold harmless Customer and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Service Provider or its directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with such party relating to the Project. If Customer shall without fault on its part, be made a party to any action commenced by or against Service Provider, Service Provider shall protect and hold Customer harmless and shall pay all costs, expenses, including reasonable attorneys’ fees in connection therewith.

Except for claims, rights of recovery and causes of action covered by the waiver of subrogation, Customer shall indemnify and hold harmless Service Provider and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Customer or its Outside Contractors, directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with such party relating to the Project. If Service Provider shall without fault on its part, be made a party to any action commenced by or against Customer, Customer shall protect and hold Service Provider harmless and shall pay all costs, expenses, including reasonable attorneys’ fees in connection therewith.

Service Provider’s and Customer’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Service Agreement. The obligations under this Section shall survive the expiration or earlier termination of this Service Agreement.

27. Non-Waiver. No consent or waiver, express or implied, by Service Provider to any breach by Customer of any of its obligations under this Service Agreement shall be construed as or constitute a consent or waiver to any other breach by Customer. Neither the acceptance by Service Provider of any Rent or other payment, whether or not any Default by Customer is then known to Service Provider, nor any custom or practice followed in connection with this Service Agreement shall constitute a waiver of any of Customer’s obligations under this Service Agreement. Failure by Service Provider to complain of any act or omission by Customer or to declare that a Default has occurred, irrespective of how long such failure may continue, shall not be deemed to be a waiver by Service Provider of any of its rights hereunder. Time is of the essence with respect to the performance of every obligation of Customer and Service Provider in which the time of performance is a factor. No payment by Customer or receipt by Service Provider of an amount less than the Rent due shall be deemed to be other than a partial payment of the Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Service Provider may accept such check or payment without prejudice to its right to recover the balance of such Rent or pursue any other right or remedy. Except for the execution and delivery of a written agreement expressly accepting surrender of the Premises, no act taken or failed to be taken by Service Provider shall be deemed an acceptance of surrender of the Premises.

28. Quiet Possession. Provided Customer is performing all its obligations under this Service Agreement, Customer shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the provisions of this Service Agreement.

29. Notices. Each notice required or permitted to be given hereunder shall be in writing and may be personally delivered, sent via nationally recognized overnight courier or placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed in each case at the address provided. A notice shall be deemed to have been received (a) upon the delivery or refusal thereof, if delivered personally or by overnight courier, or (b) if sent by registered or certified mail or overnight delivery, (i) the date of delivery of such notice, as indicated on the duly completed United States Postal Service return receipt, if such receipt reflects delivery of such notice, (ii) on the date of refusal of such notice, if the refused notice reflects the date on which such notice is refused, or (iii) three (3) days after mailing of such notice, if the date of delivery of such notice cannot otherwise be established as provided above. Prior to the Commencement Date, the address for notices to Customer shall be the address set forth in Section 1; after the Commencement Date, the address for Customer shall be the address set forth in Section 1(a). Any notices to Service Provider shall be addressed and given to Service Provider at both of the following addresses:

Parkway Realty Services, LLC	Parkway Properties LP
Attn: Property Manager, Richmond	Attn: Asset Manager, Virginia
10800 Midlothian Turnpike, Suite 230	188 East Capitol Street, Suite 1000
Richmond, VA 23235	Jackson, MS 39201

30. Service Provider’s Failure to Perform. If Service Provider fails to perform any of its obligations hereunder, Service Provider shall not be in default and Customer shall not have any rights or remedies growing out of such failure unless Customer gives Service Provider written notice setting forth in reasonable detail the nature and extent of such failure and such failure is not cured within thirty (30) days following Service Provider’s receipt of such notice; provided however if Service Provider commences and diligently pursues to cure such default within the aforesaid thirty (30) day period, but such default is of a nature that it cannot through the exercise of commercially reasonable efforts be cured within such thirty (30) day period, then Service Provider shall have such longer period as may be required to complete such cure so long as Service Provider diligently prosecutes such cure. Customer agrees to use commercially reasonable efforts to mitigate any damages caused by the failure of Service Provider to perform its obligations under this Service Agreement. Except as expressly set forth herein, Customer’s remedies for an alleged or actual failure of Service Provider to perform its obligations under this Service Agreement shall not include the termination of this Service Agreement.

31. Customer’s Failure to Perform. If Customer fails to perform any of its obligations hereunder, in addition to the other rights of Service Provider, Service Provider, after providing prior written notice of its intention to perform all or any part of Customer’s obligations as soon as reasonably possible under the circumstances, shall have the right, but not the obligation, to perform all or any part of Customer’s obligations; provided further that if Customer’s failure to perform any of its obligations hereunder creates an emergency condition requiring immediate attention, then subject to the provisions of Section 19 of this Service Agreement, Service Provider shall have the right, but not the obligation, to perform all or any part of Customer’s obligations without prior notice to Customer. Upon receipt of a written demand therefor, Customer shall reimburse Service Provider for the actual cost of performing such obligations, plus interest thereon at the Default Rate, defined below.

32. Default. “Default” means the occurrence of any one or more of the following: (i) failure of Customer to pay when due any Rent or other amount required to be paid hereunder, if such failure continues for more than ten (10) after Customer’s receipt of written notice thereof from Service Provider; (ii) failure of Customer, after twenty (20) days written notice, or such other notice period specified in this Service Agreement, to observe and fully perform all of Customer’s obligations hereunder, other than payment of Rent which is covered above; provided however if Customer commences and diligently pursues to cure such failure within the aforesaid twenty (20) day period, but such failure is of a nature that it cannot through the exercise of commercially reasonable efforts be cured within such twenty (20) day period, then Customer shall have such longer period as may be required to complete such cure so long as Customer diligently prosecutes such cure; (iii) the adjudication of Customer to be bankrupt; (iv) the filing by Customer of a voluntary petition in bankruptcy or other similar proceedings; (v) the making by Customer of a general assignment for the benefit of its creditors; (vi) the appointment of a receiver of Customer’s interests in the Premises; (vii) any involuntary proceedings instituted against Customer under any bankruptcy or similar laws, unless such is dismissed or stayed within sixty (60) days thereafter; or (viii) if the Customer is an individual or if the Customer is controlled by a single individual, the death or incapacity of such individual. Notwithstanding any applicable notice and cure period provided above, Service Provider shall not, with respect to any Default hereunder, be required to provide any applicable notice and an opportunity to cure more than five (5) times during the Term, and upon a subsequent occurrence of any Default hereunder Customer shall not be entitled to notice or an opportunity to cure, and Service Provider may, at its option, immediately declare a Default and exercise its rights and remedies.

If a Default occurs, then or at any time thereafter while such Default continues, Service Provider, at its option, may, without waiving any other rights available herein, at law, or in equity, either terminate this Service Agreement or terminate Customer’s right to possession without terminating this Service Agreement. In either event, Service Provider may, without additional notice and without court proceedings, reenter and repossess the Premises, and remove all persons and property therefrom using such force as may be necessary, and Customer hereby waives any claim arising by reason thereof or by reason of issuance of any distress warrant and agrees to hold Service Provider harmless from any such claims. If Service Provider elects to terminate this Service Agreement, it may treat the Default as an entire breach of this Service Agreement and Customer immediately shall become liable to Service Provider for damages for the entire breach in an amount equal to the total Rent and all other payments due for the balance of the Term discounted at the rate of six percent (6%) per annum to the then present value, less the fair rental value of the Premises for the balance of the Term (taking into account, among other factors, the probability of reletting the Premises for all or part of the remainder of the Term, and the anticipated duration of the period the Premises will be unoccupied prior to reletting) similarly discounted to present value, plus the cost of repossessing, remodeling and re-renting the Premises and all unpaid Rent through the date of such termination. If Service Provider elects to terminate Customer’s right to possession of the Premises without terminating this Service Agreement, Service Provider may rent the Premises or any part thereof for the account of Customer to any person for such rent and for such terms and other conditions as

Service Provider deems commercially reasonable, and Customer shall be liable to Service Provider for the amount, if any, by which the total Rent and all other payments herein provided for the unexpired balance of the Term exceed the net amount, if any, received by Service Provider from such re-renting, being the gross amount so received less the cost of repossession, re-renting, remodeling and other expenses relating thereto and actually incurred by Service Provider; Customer shall be and remain liable for such net amount even after an eviction of Customer from the Premises, should an eviction of Customer from the Premises occur. Such sums shall be immediately due and payable by Customer upon fifteen (15) days after Customer received written demand therefor. In no event shall Customer be entitled to any rents received by Service Provider. If a Default occurs or in case of any holding over or possession by Customer of the Premises after the expiration or termination of this Service Agreement, Customer shall reimburse Service Provider on demand for all costs incurred by Service Provider in connection therewith including, but not limited to, reasonable attorneys’ fees, court costs and related costs plus interest thereon at the Default Rate, defined below. Actions by Service Provider to collect amounts due from Customer as provided in this Section may be brought at any time, and from time to time, on one or more occasions, without the necessity of Service Provider’s waiting until the termination of this Service Agreement. The remedies expressed herein are cumulative and not exclusive, and the election by Service Provider to terminate Customer’s right to possession without terminating this Service Agreement shall not deprive Service Provider of the right, and Service Provider shall have the continuing right, to terminate this Service Agreement.

Notwithstanding the foregoing, Service Provider agrees to exert commercially reasonable efforts to relet the Premises if, following a Default by Customer that results in Service Provider exercising its remedies hereunder for such Default, Customer surrenders possession of the Premises unto Service Provider in the condition required by the terms of this Service Agreement for Customer’s surrender of the Premises upon the expiration of the Service Agreement Term; provided further, however, that it shall not be unreasonable for Service Provider to (a) decline to relet the Premises to any party that would be unacceptable as an assignee of Customer’s obligations hereunder, as provided in Section 38; (b) present other available space in the Building to prospective tenants prior to presenting the Premises; or (c) refuse to accept less than the then applicable market rate rent for the Premises.

33. Surrender. On the last day of the Term, or upon the earlier termination hereof, Customer shall peaceably and quietly surrender the Premises to Service Provider, in good order, repair and, excepting only reasonable wear and tear resulting from normal use. The Premises shall be surrendered free of all items of Customer’s personal property, and otherwise in the condition required by the terms of this Service Agreement, and the Premises shall be free and clear of any and all liens or encumbrances of any type caused by Customer, its agents, contractors or vendors.

34. Holding Over. If Customer does not surrender possession of the Premises at the end of the Term or upon earlier termination of this Service Agreement, at the election of Service Provider, Customer shall be a tenant-at-sufferance from day to day and the Rent due during the period of such holdover shall be one hundred fifty percent (150%) of the amount which Customer was obligated to pay for the immediately preceding month.

35. Removal of Customer’s Property. Not later than the expiration of the Term or the earlier termination of this Service Agreement, Customer shall, at Customer’s expense, remove all of Customer’s personal property from the Premises. Customer shall be responsible for any damage to the Premises or Project resulting from removal of any personal property, including Lines, of Customer. If Customer does not remove its property prior to termination, then, in addition to its other remedies at law or in equity, Service Provider shall have the right to consider the property abandoned and such property may be removed by Service Provider, at Customer’s expense, or at Service Provider’s option become its property, and Customer shall have no further rights relating thereto or for reimbursement therefor.

36. Service Provider’s Lien. [Text intentionally deleted.]

37. Interest. All amounts payable by Customer to Service Provider under this Service Agreement, if not paid when due, shall bear interest from the date due until paid at a rate equal to the lesser of twelve percent (12%) per annum, compounded monthly, or the then maximum lawful rate (“Default Rate”).

38. Assignment and Subletting. Service Provider shall have the right to transfer and assign in whole or in part, by operation of law or otherwise, its rights and obligations hereunder whenever Service Provider, in its sole judgment, deems it appropriate without any liability to Customer, and Customer shall attorn to any party to which Service Provider transfers its rights and obligations hereunder or the Building and that expressly assumes in writing Service Provider’s obligations hereunder. Any sale, conveyance or transfer of the Building or Project will operate to release Service Provider from liability from and after the effective date of such sale, conveyance, transfer or assignment upon all of the covenants, terms and conditions of this Service Agreement, express or implied, except for those liabilities that arose prior to the effective date of such sale, conveyance, transfer or assignment. After such effective date, Customer will look solely to Service Provider’s successor in interest under this Service Agreement, except for those liabilities that arose prior to the effective date of such sale, conveyance, transfer or assignment.

Customer shall not assign, transfer, mortgage, pledge or otherwise encumber this Service Agreement, or any interest herein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or permit any other party to occupy or use the Premises, or any portion thereof, other than consultants, vendors, attorneys and other persons providing goods or services to Customer, without the prior written consent of Service Provider, which consent shall not be unreasonably withheld. The Service Provider’s consent shall not be considered unreasonably withheld if: (i) the proposed subtenant’s or assignee’s financial responsibility does not meet the same criteria Service Provider uses to select comparable Building tenants; (ii) the proposed subtenant’s or assignee’s business is different from Customer’s and is not suitable for the Building considering the business of the other tenants and the Building’s prestige; or (iii) the proposed use is inconsistent with the use permitted by Section 3. Whether or not Service Provider consents to any proposed assignment or subletting of any portion of the Premises, Customer shall timely pay Service Provider’s reasonable professional fees (including, without limitation, legal, architectural, engineering, and consulting fees) incurred by Service Provider in connection with such proposed assignment or subletting, not to exceed $5,000 per assignment or subletting (“Sublease/Assignment Professional Fees”). The Sublease/Assignment Professional

Fees shall, at Service Provider’s option, be paid by Customer (a) prior to Service Provider’s denial or execution of a consent to the proposed assignment or subletting or (b) within ten (10) days of Customer’s receipt of an invoice from Service Provider for such fees.

A “Change in Control” of Customer shall be deemed for purposes of this Service Agreement to constitute an assignment of this Service Agreement by Customer which shall require the consent of Service Provider and entitle Service Provider to exercise its options as provided hereunder. As used in this Section, a “Change in Control” shall be deemed to have occurred when: (x) any person, after the date hereof, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting interests or equity interests of Customer and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting or equity interests representing 50% or more of the total voting interest or equity interest of all of the then-outstanding equity interests or voting interests of Customer; (y) the stockholders, partners, members or other equity holders of Customer shall approve a merger, consolidation, recapitalization, or reorganization of Customer, or consummation of any such transaction if equity holder approval is not sought or obtained; or (z) the stockholders, partners, members or other equity holders of Customer shall approve a plan of complete liquidation of Customer or an agreement for the sale or disposition by Customer of all or a substantial portion of Customer’s assets (i.e., 50% or more of the total assets of Customer).

If Customer desires to assign this Service Agreement or sublease the Premises other than in connection with a Permitted Assignment, defined below, Customer shall provide Service Provider notice in writing at least thirty (30) days in advance of the date on which Customer desires such assignment or sublease to take effect. Customer’s notice shall include (A) the name and address of the proposed subtenant or assignee; (B) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises; (C) the terms of the proposed sublease or assignment; and (D) reasonable financial information so that Service Provider can evaluate the proposed subtenant or assignee. Service Provider shall, within thirty (30) days after receiving such information, give written notice to the Customer to (i) permit or deny the proposed sublease or assignment or (ii) terminate this Service Agreement as to the space so affected as of the date specified in Customer’s notice (and as to option (ii) only, Customer will be relieved of all further obligations hereunder as to the terminated space). If Service Provider does not give notice within the thirty (30) day period, then Service Provider shall be deemed to have consented to the sublease or assignment upon the terms provided in Customer’s notice.

Notwithstanding an assignment or subletting (i) subleases and assignments by Customer shall be subject to the terms of this Service Agreement; (ii) Customer shall remain liable for all of the obligations of “Customer” under this Service Agreement; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) fifty percent (50%) of the consideration received by Customer from an assignment or sublease that exceeds the amount Customer must pay Service Provider hereunder, excluding reasonable leasing commissions paid by Customer, payments attributable to the amortization of the cost of improvements made to the Premises at Customer’s cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Customer directly related to Customer’s obtaining an assignee or sublessee, shall also be paid to Service Provider. Customer shall pay such amount to Service Provider at the beginning of each calendar month. Service Provider shall have the right to audit Customer’s books and records to verify the accuracy of the payments under this Section.

If the proposed sublessee or assignee is approved by Service Provider and Customer fails to enter into the sublease or assignment with the approved sublessee or assignee within ninety (90) days after the date Customer submitted its proposal to Service Provider, then Service Provider’s approval shall expire, and Customer must comply again with the conditions of this Section. Notwithstanding the giving by Service Provider of its consent to any sublease or assignment with respect to the Premises, no sublessee or assignee may exercise any renewal options, expansion options, rights of first refusal or similar rights except in accordance with a separate written agreement entered into directly between the Service Provider and such sublessee or assignee provided Customer continues to be liable for the performance of all obligations hereunder, as increased or otherwise affected by the exercise of such rights. Customer may not exercise any renewal options, expansion options, rights of first refusal or similar rights under this Service Agreement if Customer has assigned all of its interest in this Service Agreement.

Notwithstanding the restrictions set forth herein on Customer’s ability to assign the Service Agreement or sublet the Premises, Customer may assign its obligations and rights under this Service Agreement or sublet all or a portion of the Premises, without the requirement of obtaining Service Provider’s prior written consent (collectively, a “Permitted Assignment”) to (i) any corporation, partnership or other entity directly or indirectly controlling, controlled by, or under common control with, Customer; (ii) any entity purchasing all or substantially all of the stock or assets of Customer; or (iii) any entity resulting from a merger or consolidations with Customer (each, a “Permitted Transferee”), provided that (a) in the event of an assignment to a Permitted Transferee, the net worth of the Permitted Transferee will satisfy Service Provider’s credit standards in effect at the time of the Permitted Assignment for new tenants of the Building whose rental obligation is comparable to Customer’s rental obligation hereunder at the time of the Permitted Assignment; (b) the use of the Premises to be made by the Permitted Transferee will be substantially the same as the use then being made of the Premises by Customer, and will be within the permitted uses of the Premises under the Service Agreement; and (c) no later than ten (10) days prior to the effective date of the assignment of the Service Agreement or the subletting of the Premises to a Permitted Transferee, Customer provides Service Provider with written notice of such assignment or subletting, including (i) the written acknowledgment of Customer that Customer remains fully liable for all of Customer’s obligations under this Service Agreement until the expiration of the Term of the Service Agreement; (ii) in the case of an assignment of the Service Agreement to a Permitted Transferee, the express assumption by the Permitted Transferee of all obligations of Customer under the Service Agreement and the Permitted Transferee’s express agreement to be bound by all terms and conditions of the Service Agreement; and (iii) in the case of an assignment of the Service Agreement to an Affiliate, all documentation reasonably requested by Service Provider in order to evaluate the Permitted Assignment, including but not limited to certified financial statements evidencing the net worth of the Permitted Transferee. As used herein, the term “control” means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation, and, with respect to any entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

The parties acknowledge that (i) Customer is incorporated under the laws of the Commonwealth of Virginia under the name “Xenith Bank”; (ii) until Customer receives all requisite approvals for the organization and operation of the bank it intends to operate in the Premises, Customer will operate under the name “Xenith Bank [in Organization]”; (iii) upon receiving such approvals, Customer shall cease operating under the name “Xenith Bank [in Organization]” and will commence operating under the name “Xenith Bank”; and (iv) such change in the name under which Customer operates shall not constitute an assignment of this Service Agreement by Customer.

39. Merger of Estates. The voluntary or other surrender of this Service Agreement by Customer or a mutual cancellation hereof, shall not work a merger, but shall, at the option of Service Provider, terminate all or any existing subleases or subtenancies, or may, at the option of Service Provider, operate as an assignment to Service Provider of Customer’s interest in such subleases or subtenancies.

40. Limitation of Liability. Notwithstanding anything herein to the contrary, Customer shall look solely to the estate and property of Service Provider in the Building for the collection of any judgment or other judicial process requiring the payment of money by Service Provider for any default or breach by Service Provider under this Service Agreement, subject, however, to the prior rights of the holder of any Security Documents, defined below. No other assets of Service Provider, or any partners, shareholders, members or other principals of Service Provider, shall be subject to levy, execution or other judicial process for the satisfaction of any claim of Customer against Service Provider, including, without limitation, any Service Provider indemnity obligations under Section 26. In no event shall any officer, director, employee, or other agent of Service Provider or of Service Provider’s partners, shareholders, members or principals, have any personal liability for the obligations of Service Provider under this Service Agreement. So long as the tenant under this Service Agreement is a corporation, limited liability company, or limited liability partnership, or other form of legal entity with no pass-through liability to an individual, then in no event shall any officer, director, employee, or other agent of Customer or of Customer’s partners, shareholders, members or principals, have any personal liability for the obligations of Customer under this Service Agreement. The obligations under this Section shall survive the expiration or earlier termination of this Service Agreement.

41. Subordination. The rights and interests of Customer under this Service Agreement and in and to the Premises shall be subject and subordinate to all easements and recorded restrictions, covenants, and agreements pertaining to the Project, or any part thereof, and to all deeds of trust, mortgages, and other security instruments and to all renewals, modifications, consolidations, replacements and extensions thereof (the “Security Documents”) heretofore or hereafter executed by Service Provider covering the Premises, the Building or any part of the Project, to the same extent as if the Security Documents had been executed, delivered and recorded prior to the execution of this Service Agreement; provided, however, that the subordination of this Service Agreement to the lien of any Security Documents hereafter placed on the Project or any portion thereof shall be contingent upon Customer being provided with a non-disturbance agreement reasonably acceptable to Customer and the holder of the interest under such Security Documents whereby such holder agrees that Customer’s right to quiet enjoyment of the Premises and all other rights of Customer hereunder will not be disturbed in the event of a foreclosure of such holder’s interest under such instrument, so long as a Default by

Customer does not occur hereunder. After Customer’s receipt of a written notice from Service Provider that it has entered into one or more Security Documents, then, during the term of such Security Documents, Customer shall deliver to the holder or holders of all Security Documents a copy of all notices to Service Provider and shall grant to such holder or holders the right to cure all defaults, if any, of Service Provider hereunder within the same time period provided in this Service Agreement for curing such defaults by Service Provider and, except with the prior written consent of the holder or holders of the Security Documents, shall not surrender or terminate this Service Agreement except pursuant to a right to terminate expressly set forth in this Service Agreement and shall attorn to any holder of any Security Documents or its successor in interest by foreclosure or otherwise. The provisions of this subsection shall be self-operative and shall not require further agreement by Customer; however, at the request of Service Provider, Customer shall execute such further documents as may be required by the holder of any Security Documents. At any time and from time to time upon not less than ten (10) days’ prior notice by Service Provider, Customer shall execute, acknowledge and deliver to the Service Provider a written estoppel certificate certifying: (i) the Rentable Area of the Premises, (ii) the Commencement Date and Expiration Date of this Service Agreement, (iii) the Base Rent, Base Rent Adjustment and expense stop, (iv) that this Service Agreement is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified and stating the modifications, (v) to Customer’s knowledge, whether or not the Service Provider is in default in the keeping, observance or performance of any covenant, agreement, term, provision or condition of this Service Agreement and, if so, specifying each such default, (vi) that Customer has unconditionally accepted and occupied the Premises, (vii) to Customer’s knowledge, that all requirements of the Service Agreement have been complied with and no charges, set-offs or other credits exist against any rentals, (viii) that Customer has not assigned, pledged, sublet, or otherwise transferred any interest in this Service Agreement; and (ix) such other matters as Service Provider may reasonably request, it being intended that any such statement may be relied upon by any prospective purchaser, mortgagee or assignee of any mortgage of the Building or the Project or of the Service Provider’s interest therein. Service Provider shall use commercially reasonable efforts to secure from each holder of a security interest under a Security Document an agreement reasonably acceptable to Customer and such holder whereby such holder agrees that Customer’s right to quiet enjoyment of the Premises hereunder will not be disturbed in the event of a foreclosure of such holder’s interest under such instrument, so long as a Default by Customer does not occur hereunder. Service Provider represents that, as of the Effective Date hereof, there are no Security Documents encumbering the Project or any portion thereof.

42. Legal Interpretation. This Service Agreement shall be interpreted and enforced in accordance with the laws of the state where the Project is located. The determination that any provision of this Service Agreement is invalid, void, illegal, or unenforceable shall not affect or invalidate the remainder. Notwithstanding the title of this Service Agreement and the references to Service Provider and Customer, this Service Agreement is intended to constitute a lease with Service Provider being the landlord and Customer being the tenant. All obligations of Customer requiring any performance after the expiration of the Term shall survive the expiration or earlier termination of this Service Agreement and shall be fully enforceable in accordance with those provisions pertaining thereto. If Customer consists of two or more parties, then all such parties shall be jointly and severally liable for all obligations of Customer hereunder.

43. Use of Names and Signage. Customer shall not have the right to use the name of the Project or Building except in connection with Customer’s address, and then such terms cannot be emphasized or displayed with more prominence than the rest of such address. Service Provider shall have the right to change the name of the Building or Project whenever Service Provider in its sole judgment deems appropriate without any consent of or liability to Customer. Any signage of Customer within its Premises is subject to the prior written approval of Service Provider which shall not be unreasonably withheld, conditioned or delayed; provided in all cases, Customer shall be solely responsible for all costs and expenses relating to any such signage, including, without limitation, design, installation, any operating costs, maintenance, cleaning, repair and removal. Customer shall be obligated to pay the cost and expense of repairing any damage associated with the removal of any such signage. Customer shall have no right to place any signage outside the Premises, on the exterior of the Building or elsewhere in the Project. Service Provider will provide Customer, at Service Provider’s sole cost, with one (1) Building Standard lobby directory strip and one (1) Building Standard suite sign outside the Customer’s Premises.

44. Relocation. [Text intentionally deleted].

45. Brokerage Fees. Each party warrants and represents that it has had no dealings with any broker in connection with the negotiation or execution of this Service Agreement other than Service Provider’s Broker and Customer’s Broker. Customer’s Broker represents Customer’s interests in connection with this transaction and shall be paid by Service Provider for its services pursuant to a separate, written agreement fully executed by Customer’s Broker and Service Provider prior to full execution of this Service Agreement. Service Provider’s Broker represents Service Provider’s interests in connection with this transaction and shall be paid by Service Provider for its services pursuant to a separate, written agreement fully executed by Service Provider’s Broker and Service Provider prior to full execution of this Service Agreement. Except as expressly provided above, Service Provider will not be responsible for, and Customer will indemnify, defend, and hold Service Provider harmless from and against, any brokerage or leasing commission or finder’s fee claimed by any party in connection with this Service Agreement based upon any agreement made or alleged to have been made by Customer or its agent or representative, or the conduct or the alleged conduct of Customer or its agent or representative.

46. Successors and Assigns. This Service Agreement shall be binding upon and inure to the benefit of Service Provider and its successors and assigns, and Customer and its permitted successors and assigns.

47. Force Majeure. Except for the payment of Rent or any other sum due hereunder, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including labor disputes, government regulations, fire or casualty, acts of terrorism, inability to obtain any materials or services, or acts of God (collectively, “Force Majeure Events”).

48. Parking. While Customer is occupying the Premises and is not in Default, Customer shall have the right in common with other tenants to use the Parking Spaces in the Building’s Parking Facility indicated in Section 1, without charge but subject to any rules and regulations promulgated from time to time by Service Provider. If requested by Service Provider, Customer shall execute a separate parking license agreement detailing Service Provider’s and Customer’s rights and obligations with respect to the Parking’ Spaces. Customer shall be entitled to use only the number of spaces so allocated. Nothing herein contained shall be construed to grant to Customer any estate in real property nor the exclusive right to a particular parking space, but rather as a license only.

49. Rooftop Antenna. Except as set forth in Exhibit G, Customer shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building without the prior written consent of Service Provider which may be withheld or conditioned in Service Provider’s sole and absolute discretion. Service Provider expressly reserves the right to charge a fee relating to each such device. Customer acknowledges that Service Provider currently is under contract with Spectrasite Building Group, Inc. for management and leasing of the roof of the Building.

50. Attorneys’ Fees. If Customer fails to pay any Rent or other sum due under this Service Agreement, and such sum is thereafter collected by or through an attorney at law, then, in addition to such sums, Customer shall also pay Service Provider’s reasonable attorneys’ fees and other reasonable costs and expenses incurred in such collection. If Service Provider and Customer litigate any provision of this Service Agreement or the subject matter hereof, the unsuccessful party will pay to the successful party all costs and expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by the successful party, including any cost incurred by the successful party on appeal; provided, however that a recovery of attorneys’ fees by Service Provider under this sentence shall include, but shall not duplicate, the recovery by Service Provider of its reasonable attorneys’ fees and other reasonable costs and expenses of collection permitted under the first sentence of this Section.

51. Anti-Terrorism Laws. Throughout the Term, the parties shall comply with Presidential Executive Order 13224, the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act, or any regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”). A party shall be in breach of this provision if (i) such party or its officers, directors, or controlling owners is, at any time during the Term hereof, listed as a “Specifically Designated National or Blocked Person” (“SDN”) on the SDN list maintained and updated from time to time on the United States Treasury Department’s website (the “SDN List”), or is otherwise a banned or blocked person, entity, or nation pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”), or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist; (ii) such party or its officers, directors, or controlling owners, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is listed on the SDN List or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, SDN or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC; (iii) such party or its officers, directors, or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; (iv) such party or its officers, directors, or controlling owners is in violation of any of the Anti-Terrorism Laws; or (v) such party or its officers, directors, or controlling owners is an entity with whom the other party is prohibited from transacting business under any of the Anti-Terrorism Laws. The parties shall not, during the Term of this Service Agreement (and any extensions thereof), violate any of the Anti-Terrorism Laws, nor do business with any entity that violates any of the Anti-Terrorism Laws. Each party shall indemnify, defend (with counsel reasonably acceptable to the indemnified party), and hold the other party and its directors, officers, partners, members, shareholders, employees, and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees and costs, incurred by the indemnified party or its directors, officers, partners, members, shareholders, employees, or agents as a result of the breach of the foregoing certification. Moreover, to the extent any provision of this section of the Service Agreement is breached by a party during the Term of this Service Agreement (and any extensions thereof), and the breaching party does not remedy such breach within two (2) business days after receipt of notice of the existence of such breach from the other party, then such other party may, at its sole option, immediately terminate this Service Agreement without payment or obligation to the party in breach of this provision.

52. Guaranty. [Text intentionally deleted].

53. Extension Options. Customer shall have the following options to extend the Term of this Service Agreement:

(a) Grant of Extension Options. So long as this Service Agreement is in full force and effect; no monetary Default has occurred during the twelve (12) month period prior to Service Provider’s receipt of a Preliminary Notice, defined below; and no Default exists, either at the time of the exercise of either of the options set forth herein or at the commencement of the applicable extension term set forth herein, Customer is hereby granted two successive options (the “First Extension Option” and the “Second Extension Option”; individually, an “Extension Option,” and collectively, the “Extension Options”) to extend the Term of this Service Agreement for successive periods of three (3) additional years each (the “First Extension Term” and the “Second Extension Term”; individually, an “Extension Term,” and collectively, the “Extension Terms”), with the First Extension Term to commence at the expiration of the initial Term of this Service Agreement, and the Second Extension Term to commence at the expiration of the First Extension Term. The extension of this Service Agreement shall be upon the same terms and conditions of this Service Agreement, except: (i) the Base Rent and Base Rent Adjustment applicable during the Extension Terms shall be determined as set forth below; (ii) Customer shall have no option to extend this Service Agreement beyond the expiration of the Second Extension Term; (iii) Customer shall not have the right to assign its extension rights to any subtenant of the Premises, or to any assignee of Customer that is not a Permitted Transferee, nor may any such subtenant or assignee exercise or enjoy the benefit of the Extension Options; and (iv) the leasehold improvements will be provided in their then existing condition at the time the Extension Term commences.

(b) Preliminary Notice. If Customer intends to exercise the First Extension Option, Customer shall provide Service Provider with written notice, in accordance with the Notices provision of this Service Agreement (the “Preliminary Notice”), of such intention at least twelve (12) months, but no earlier than eighteen (18) months, prior to the expiration of the initial Term of the Service Agreement. If, for whatever reason, Customer does not forward Preliminary Notice to Service Provider, in accordance with the terms of this paragraph, that Customer intends to exercise the First Extension Option, then the Extension Options set forth herein shall expire, and Customer shall not thereafter have any right to exercise either of the Extension Options or otherwise acquire an interest in the Premises after the expiration of the initial Term of this Service Agreement. In the event that Customer exercises the First Extension Option, and Customer intends to exercise the Second Extension Option, Customer shall provide Service Provider with Preliminary Notice of such intention at least twelve (12) months, but no earlier than eighteen (18) months, prior to the expiration of the First Extension Term. If, for whatever reason, after exercising the First Extension Option, Customer does not forward Preliminary Notice to Service Provider that Customer intends to exercise the Second Extension Option, then the Second Extension Option shall expire, and Customer shall not thereafter have any right to exercise the Second Extension Option or otherwise acquire an interest in the Premises after the expiration of the First Extension Term.

(c) Rental Applicable During Extension Terms. Within thirty (30) days after Service Provider’s receipt of a Preliminary Notice from Customer, Service Provider shall provide Customer with written notice (the “Rent Notice”) of the Base Rent that will be applicable during the Extension Term to which such Preliminary Notice applies, and the Base Year that will be used for purposes of determining Customer’s Base Rent Adjustment during such Extension Term (collectively, the “Extension Term Rent”). The Extension Term Rent shall be determined by Service Provider, and shall consist of Service Provider’s good faith determination of the market rental rate for the Premises as of the commencement of the applicable Extension Term, and in light of the terms and conditions under which Customer would be leasing the Premises during the applicable Extension Term, taking into consideration such factors as rental for comparable premises in the Building; the applicable base year; rental for comparable premises in existing buildings in the same geographical area as the Building (taking into consideration, but not limited to, use, quality, age and location of the applicable building); the rentable area of the premises being leased; the length of the pertinent rental term; the quality and creditworthiness of the tenant; the fact that (i) no brokerage commission will be payable by Service Provider, (ii) the Premises will be leased by Customer in their “AS IS” condition without any tenant improvements made or paid for by Service Provider, and (iii) Customer will be provided with no free rent, rent abatement or other concessions or inducements by Service Provider, and such other factors as Service Provider may reasonably determine are relevant to a determination of the fair market rental rate for the Premises. Service Provider shall include in the Rent Notice the manner in which it calculated the Extension Term Rent and the comparable office buildings and office space Service Provider relied upon in making its calculation of the Extension Term Rent.

(d) Extension Notice. If, after review of Service Provider’s determination of the Extension Term Rent, Customer elects to exercise the Extension Option to which such rate applies, then, no later than thirty (30) days after Customer’s receipt of Service Provider’s Rent Notice, Customer shall forward written notice of such election (the “Extension Notice”) to Service Provider in accordance with the Notices provision of this Service Agreement. Customer shall, within forty-five (45) days after presentation by Service Provider, execute an amendment to this Service Agreement, which amendment shall be reasonably acceptable to Customer and shall reflect the extension of the Term of the Service Agreement through the expiration of such

Extension Term (the “Amendment”), and the Extension Term Rent applicable to such Extension Term (including the specification of the base rent and the base year that will be applicable during such Extension Term). If, after providing Service Provider with a Preliminary Notice, Customer does not, for whatever reason, provide Service Provider with the Extension Notice required hereunder in order to exercise the applicable Extension Option, or an Arbitration Notice, as defined below, then such Extension Option shall expire; Customer’s Preliminary Notice indicating its intention to exercise such Extension Option shall be of no further force or effect; and it shall be as if the Preliminary Notice had never been forwarded by Customer to Service Provider. If, however, after Customer forwards an Extension Notice to Service Provider, Customer fails to execute the Amendment to the Service Agreement as required by the terms of this paragraph, the Term of the Service Agreement shall nonetheless be extended in accordance with the terms of the applicable Extension Option.

(e) Negotiation Period. If, after review of Service Provider’s determination of the Extension Term Rent applicable to either of the Extension Terms, Customer desires to exercise the Extension Option to which such determination is applicable, but Customer objects to Service Provider’s determination of such Extension Term Rent, then no later than fifteen (15) days after Customer’s receipt of Service Provider’s Rent Notice regarding such Extension Term Rent, Customer may forward written notice to Service Provider in accordance with the Notices provision of this Service Agreement that Customer elects to proceed with the arbitration procedure set forth below (the “Arbitration Notice”). Within the fifteen (15) day period following Service Provider’s receipt of the Arbitration Notice (the “Negotiation Period”) from Customer, Customer and Service Provider shall negotiate in good faith to determine and mutually agree upon such Extension Term Rent. If Service Provider and Customer are unable to agree upon the Extension Term Rent during the Negotiation Period, which agreement would be evidenced by an amendment to the Service Agreement executed by both Service Provider and Customer, then within five (5) days after the last day of the Negotiation Period, Customer may, by written notice to Service Provider (the “Notice of Exercise”), irrevocably elect to exercise the applicable Extension Option, with the Extension Term Rent to be determined in accordance with the arbitration procedure set forth below, which determination shall be binding on Service Provider and Customer. In the event that Customer shall fail to deliver the Notice of Exercise on or before five (5) days after the last day of the Negotiation Period, then Customer shall have waived any right to exercise the applicable Extension Option. In the event Customer timely delivers the Notice of Exercise to Service Provider, Service Provider and Customer shall each simultaneously present to the other party their final determinations of such Extension Term Rent (the “Final Offers”) within ten (10) days after the last day of the Negotiation Period. If the lower of the Final Offers is at least ninety percent (90%) of the higher of the Final Offers, then the Extension Term Rent shall be determined by averaging the Final Offers. If the lower of the Final Offers is less than ninety percent (90%) of the higher of the Final Offers, then the Extension Term Rent shall be determined by arbitration, in accordance with the procedure set forth below.

(f) Arbitration. Arbitration shall follow the following procedures:

(i) Within ten (10) days after Service Provider’s receipt of Customer’s Notice of Exercise, Customer and Service Provider shall each select an arbitrator (“Customer’s Arbitrator” and “Service Provider’s Arbitrator”, respectively) who shall be a qualified and impartial person licensed in the state where the Building is located as an MAI appraiser with at least five (5) years of experience in appraising the type of matters for which they are called on to appraise hereunder in the market where the Building is located.

(ii) Service Provider’s Arbitrator and Customer’s Arbitrator shall name a third arbitrator, similarly qualified, within ten (10) days after the appointment of Service Provider’s Arbitrator and Customer’s Arbitrator.

(iii) The third arbitrator shall, after due consideration of the factors to be taken into account under the definition of Extension Term Rent set forth above, and hearing whatever evidence the arbitrator deems appropriate from Service Provider, Customer and others, and obtaining any other information the arbitrator deems necessary, in good faith, make its own determination of the Extension Term Rent for the Premises as of the commencement of the applicable Extension Term (the “Arbitrator’s Initial Determination”) and thereafter select either Service Provider’s Final Offer or the Customer’s Final Offer, but no other, whichever is closest to the Arbitrator’s Initial Determination (the “Final Determination”), such determination to be made within twenty (20) days after the appointment of the third arbitrator. The Arbitrator’s Initial Determination, Final Determination and the market information upon which such determinations are based shall be in writing and counterparts thereof shall be delivered to Service Provider and Customer within such twenty (20) day period. The arbitrator shall have no right or ability to determine the Extension Term Rent in any other manner. The Final Determination shall be binding upon the parties hereto.

(iv) Service Provider and Customer shall each pay the costs and fees of their respective arbitrators. The actual reasonable costs and fees of the third arbitrator shall be paid by Service Provider if the Final Determination shall be Customer’s Final Offer or by Customer if the Final Determination shall be Service Provider’s Final Offer.

(v) If Customer fails to appoint Customer’s Arbitrator in the manner and within the time specified above, then the Extension Term Rent shall be the rent contained in the Service Provider’s Final Offer. If Service Provider fails to appoint Service Provider’s Arbitrator in the manner and within the time specified above, then the Extension Term Rent shall be the rent contained in the Customer’s Final Offer.

(g) Extension Options Personal to Customer. The parties expressly agree that the Extension Options granted to Customer herein shall be “personal” to Customer. The Extension Options may only be exercised by Customer or an assignee of Customer that is a Permitted Transferee; the Extension Options may not be exercised by a subtenant of Customer any assignee that is not a Permitted Transferee; and they may not be exercised by Customer if Customer is, at the time that an Extension Notice is provided by Customer to Service Provider, negotiating with Service Provider or a potential assignee or subtenant to either assign the Customer’s interest under the Service Agreement to an assignee that is not a Permitted Transferee or to sublet all or a portion of the Premises to other than a Permitted Transferee.

54. Generator.

(a) Purchase of New Generator. The parties acknowledge that Service Provider will purchase the new 50KW generator and transfer switch described in Exhibits H-l and H-2 (the “Generator”) for Customer’s exclusive use to permit Customer to connect Customer’s computer network system located in the Premises to the Generator. The Generator shall be installed by Service Provider’s contractor in accordance with the Scope of Equipment described in Exhibit H-2 on the existing concrete pad on which Service Provider’s generator for the Building is currently located, or in such other location as may be mutually acceptable to the parties. The parties acknowledge that Customer selected the Generator; Customer has determined that the Generator is appropriate and sufficient for Customer’s intended use; and the Generator, and installation of the Generator in accordance with the terms of Exhibit H-2, have been approved by Service Provider. Service Provider’s installation of the Generator in accordance with Exhibit H-2 shall be part of the Initial Improvements.

(b) Permitting; compliance with laws. Customer acknowledges that a permit will be required in order to connect Customer’s computer network system to the Generator (the “Generator Permit”). Service Provider shall apply and pursue obtaining the Generator Permit, and shall inform Customer when the Generator Permit has been obtained. All connections of Customer’s computer network system to the Generator shall be made by Customer under the direct supervision of Service Provider. Customer shall comply with all applicable laws, and all applicable electrical, fire and life/safety codes in its use of the Generator.

(c) Generator Costs. The cost of the Generator, which the parties anticipate to be Twenty-four Thousand, Thirty-three and 88/100 Dollars ($24,033.88) (as set forth in Exhibit H-2), and all costs incurred by Service Provider in obtaining a permit for the connection of Customer’s computer network system to the Generator (the “Generator Costs”), shall be part of the Initial Costs, defined in the Work Letter. As part of the Improvement Allowance, Service Provider shall provide Customer with an allowance equal to the lesser of (i) the actual amount of the Generator Costs incurred by Service Provider, or (ii) Forty Thousand Dollars ($40,000.00) (such lesser amount being referred to herein as the “Generator Allowance”), which Service Provider shall apply directly toward the Generator Costs. Customer shall be solely responsible for, and shall pay directly, the cost of connecting the Generator to Customer’s computer network system in the Premises, including the cost of all required wiring required to make such connection (the “Connectivity Costs”). Except for reimbursement of any direct costs incurred by Service Provider hereunder, or otherwise incurred by Service Provider as a result of Customer’s use of the Generator, no rent or other charge shall be assessed to Customer in connection with Customer’s use of the Generator.

(d) Generator remains property of Service Provider. Although the Generator will be purchased by Service Provider for Customer’s exclusive use, the Generator shall be and remain the sole property of Service Provider, and the parties acknowledge that the Generator will be located in the Common Areas of the Project, in such location as is mutually acceptable to Service Provider and Customer. In the event that in the course of maintaining, repairing or improving the Building or the Common Areas, it shall become necessary for the Generator to be relocated in order for Service Provider to perform such maintenance, repair or improvement, then upon reasonable prior notice to Customer, Service Provider may require Customer to relocate the Generator, either temporarily or permanently as required by the circumstances, to other space in the Common Areas of the Project that is acceptable to both parties, with all reasonable costs of such relocation to be paid by Service Provider.

(e) Use and Maintenance of Generator. Subject to the terms of this Section 54, Customer shall have the right to use the Generator throughout the Term of this Service Agreement, until such right is terminated as provided below. Customer shall use and operate the Generator in strict compliance with all applicable Laws, at Customer’s own and sole risk, and Customer shall be solely responsible for maintaining, servicing and repairing the Generator throughout the Term. Customer shall have no claim against Service Provider should the Generator fail or fail to operate correctly, unless such failure is the result of Service Provider’s gross negligence or willful misconduct.

(f) Indemnity. Customer’s use of the Generator shall be at Customer’s own risk, and Customer hereby waives any liability of Service Provider, Service Provider’s management agent for the Building, and their respective officers, directors, shareholders, employees, agents, successors and assigns, for any loss, injury or damage sustained by Customer or any of its employees, customers or other third parties, unless such loss, injury or damage is the result of the gross negligence or willful misconduct of Service Provider, its employees, agents or contractors. Customer hereby indemnifies Service Provider from and agrees to hold Service Provider harmless against, any and all liability, loss, cost, damage or expense, including, without limitation, court costs and reasonable attorneys’ fees, imposed on Service Provider by any person whomsoever, as a result of any loss, injury or damage resulting from Customer’s use of the Generator, unless such loss, injury or damage is the result of the gross negligence or willful misconduct of Service Provider, its employees, agents or contractors.

(g) Insurance. Customer shall insure against any damage resulting to Customer’s business due to a failure or other malfunction of the Generator as if the Generator were located in the Premises.

(h) Termination of right to connect to the Generator. Customer’s right to use the Generator shall terminate upon the earlier of (i) the expiration or earlier termination of the Term of this Service Agreement; (ii) the termination by Service Provider of Customer’s right to possession of the Premises as a result of a Default by Customer hereunder; or (iii) Customer disconnects its computer network system located in the Premises from the Generator and ceases use of the Generator for a period of ten (10) or more days.

55. Funding of Improvement Costs Allowance.

(a) Initial Improvement Costs Deposit. No later than ten (10) days after the Effective Date hereof, Customer shall deposit with Service Provider the sum of Eighty-four Thousand, Three Hundred Twelve Dollars ($84,312.00), which amount is equal to one-half of the Improvement Costs Allowance defined in the Work Letter (the “Initial Improvement Costs Deposit”).

(b) Remainder of Improvement Costs Deposit. At such time as it appears that the Initial Improvement Costs Deposit will be exhausted, Customer shall deposit with Service Provider an additional sum equal to the greater of (i) Eighty-four Thousand, Three Hundred Twelve Dollars ($84,312.00), which amount is also equal to one-half of the Improvement Costs Allowance; or (ii) Service Provider’s reasonable estimate of the remainder of the Improvement Costs to be incurred in constructing the Initial Improvements (the “Remainder of Improvement Costs Deposit”). Customer shall deposit the Remainder of Improvement Costs Deposit with Service Provider within ten (10) days after Customer’s receipt of documentation reflecting the Improvement Costs incurred to date, and Service Provider’s reasonable estimate of the remainder of the Improvement Costs to be incurred to complete the Initial Improvements (the Initial Improvement Costs Deposit and the Remainder of Improvement Costs Deposit are hereinafter collectively referred to as the “Improvement Costs Deposit”).

(c) Application of the Improvement Costs Deposit. The Improvement Costs Deposit shall be held by Service Provider and applied to the Improvement Costs in accordance with the provisions of the Work Letter regarding the payment of the Improvement Costs from the Improvement Costs Allowance. Within thirty (30) days after completion of the Initial Improvements, any unused portion of the Improvement Costs Deposit shall be refunded by Service Provider to Customer.

(d) Reimbursement to Customer. Provided that no monetary Default has occurred under this Service Agreement through the date on which the reimbursement that is the subject of this paragraph is to be made, and subject to the occurrence of each of the following conditions, within thirty (30) days after (i) Customer’s occupancy of the entire Premises for the purpose of conducting business in the Premises; (ii) the Commencement Date; and (iii) Service Provider’s receipt of copies of (A) the charter received by Customer from the State Corporation Commission of Virginia for the bank to be operated in the Premises; (B) written confirmation that Customer has been granted membership in the Federal Reserve System; (C) written confirmation that the Federal Deposit Insurance Corporation (“FDIC”) has agreed to provide insurance for Customer accounts; and (D) any other documentation (collectively, “Regulatory Approval Documents”), if any, that is required by the FDIC, the State Corporation Commission of Virginia, or any other governmental entity (collectively, “Regulatory Entity”), in order for Customer to legally operate a bank in the Premises (collectively, “Regulatory Approval”), whichever occurs later, Service Provider shall reimburse Customer for the cost of the Initial Improvements in an amount equal to the lesser of (x) the Improvement Costs Allowance; (y) the Improvement Costs; or (z) any portion of the Improvement Costs Deposit not previously refunded to Customer as provided in Section 55(c) above.

56. Termination Option. Prior to the Effective Date, Customer applied for, and Customer shall continue to use commercially reasonable efforts to obtain as soon as reasonably possible, Regulatory Approval; such commercially reasonable efforts shall include using all lawful means reasonably available to Customer to comply with additional regulatory requirements that may be placed upon Customer by a Regulatory Entity in order to obtain Regulatory Approval. Upon obtaining Regulatory Approval, Customer shall provide copies of the Regulatory Approval Documents to Service Provider evidencing that Regulatory Approval has been obtained. In the event that, despite such commercially reasonable efforts, Customer is unable to obtain Regulatory Approval by June 30, 2009, then Customer shall have the option of terminating this Service Agreement in accordance with the terms of this Section 56. Customer shall also have the option of terminating this Service Agreement, in accordance with the terms of this Section 56, in the event that Service Provider is unable to obtain the Generator Permit by the date of Substantial Completion, defined in the Work Letter. Provided, however, that if Service Provider is unable to obtain the Generator Permit by the date of Substantial Completion, and the delay in obtaining the Generator Permit is due to (i) Customer’s failure to respond, within reasonable time periods prescribed by Service Provider, to a written request for information necessary from Customer in order to obtain the Generator Permit; (ii) Customer’s failure to respond, within the time periods specified in the Work Letter, or if no period of time is specified in the Work Letter, within reasonable time periods prescribed by Service Provider, to a request for information regarding or timely review of the Customer Plans as the same relate to the Generator, the installation of the Generator, or connection of the Generator to Customer’s computer network system; (iii) Customer’s changes to the Final Plans affecting the Generator, the installation of the Generator, or connection of the Generator to Customer’s computer network system; or (iv) any other delay in obtaining the Generator Permit caused by Customer, then, for purposes of this Section 56 only, there shall be added to the date of Substantial Completion one day for each day of such delay.

(a) Grant of Termination Option. Subject to the foregoing provisions of this Section 56, Customer is hereby granted the option of terminating this Service Agreement (the “Termination Option”) effective at 6:00 P.M. local time on the Termination Date, defined below. If Customer elects to exercise the Termination Option, Customer must do so in strict compliance with the terms and conditions set forth herein.

(b) Exercise of Termination Option. In order to exercise the Termination Option, Customer must timely deliver the “Termination Notice,” and timely pay the “Termination Fee,” to Service Provider as provided below:

(i) Termination Notice.

(A) Termination Notice applicable to inability of Customer to obtain Regulatory Approval. If Customer elects to exercise the Termination Option due to Customer’s inability to obtain Regulatory Approval, as provided above, then Customer shall do so by delivering written notice of such election to Service Provider, in compliance with the Notices provision of this Service Agreement (the notice exercising the Termination Option under either this Subsection (A) or Subsection (B) below being referred to herein as a “Termination Notice”), no later than ten (10) days prior to the date specified in the Termination Notice as the Termination Date; provided, however, that the effective date of such termination (the “Termination Date”) shall be the earlier of (i) fifteen (15) days after the date upon which Regulatory Approval is denied to Customer, or (ii) July 10, 2009. In the event that Regulatory Approval is or would be denied to Customer, Customer shall provide documentation to Service Provider demonstrating to Service Provider’s reasonable satisfaction that Regulatory Approval has been or would be denied contemporaneously with Customer’s delivery of the Termination Notice. If Customer does not, for whatever reason, forward such Termination Notice to Service Provider by July 10, 2009, then Customer’s right to exercise the Termination Option due to Customer’s inability to obtain Regulatory Approval shall expire.

(B) Termination Notice applicable to inability of Service Provider to obtain Generator Permit. If Customer elects to exercise the Termination Option due to Service Provider’s inability to obtain the Generator Permit, as provided above, then Customer shall do so by delivering Customer’s Termination Notice to Service Provider no later than ten (10) days after Substantial Completion, and the Termination Date shall be the date of the Termination Notice. If Customer does not, for whatever reason, forward such Termination Notice to Service Provider within such ten (10) day period, then Customer’s right to exercise the Termination Option due to Service Provider’s inability to obtain the Generator Permit shall expire.

(ii) Termination Fee. In the event that Customer elects to exercise the Termination Option, Customer shall pay to Service Provider a fee (the “Termination Fee”) to be calculated and paid in accordance with the terms of this paragraph. The Termination Fee shall be paid by Customer to Service Provider contemporaneously with Customer’s delivery to Service Provider of the Termination Notice, and shall consist of the entire amount of the Improvement Costs Allowance, less any portion of the Improvement Costs Deposit paid by Customer to Service Provider under Section 55(b) above, for which no reimbursement to Customer has been made by Service Provider under Section 55(d) above as of the date on which the Termination Notice is delivered to Service Provider, plus the Generator Costs incurred by Service Provider as of such date. The parties acknowledge and agree that the Termination Fee does not constitute a penalty, but rather is the parties’ reasonable pre-estimate of a portion of Service Provider’s probable loss in the event that Customer elects to exercise the Termination Option. Customer shall not be entitled to a refund of any portion of the Termination Fee, regardless of whether Service Provider leases all or any portion of the Premises to a third party, at any time after receipt of the Termination Notice.

If Customer fails to deliver the Termination Notice to Service Provider within the time permitted hereunder, or fails to deliver the Termination Fee to Service Provider within the time required hereunder, or if Customer does not effectively exercise the Termination Option in accordance with the terms hereof, or if all the terms and conditions set forth above for exercise of the Termination Option are not entirely satisfied, then (a) this Service Agreement shall continue beyond the Termination Date, and Customer shall continue to be bound by the terms of the Service Agreement as if the Termination Option had not been exercised; and (b) the Termination Fee, or portion thereof, paid by Customer, if any, shall be returned to Customer (unless an event of Default then exists under the Service Agreement, in which case Service Provider may apply the Termination Fee, or portion thereof, paid by Customer toward the amount then due under the Service Agreement and return the balance, if any, to Customer).

(c) Effect of Exercise of Termination Option. If Customer exercises the Termination Option in accordance with the terms hereof: (a) Customer shall be fully liable for the payment to Service Provider of all Rent and other charges owed under the Service Agreement which shall become due through and including the Termination Date, and for the prompt and complete performance of all terms and conditions of the Service Agreement, through and including the Termination Date; (b) Customer shall surrender the Premises to Service Provider in accordance with the terms of the Service Agreement no later than the Termination Date; (c) if Customer shall remain in possession of the Premises beyond the Termination Date, then Customer shall be a tenant holding over as provided in the Service Agreement; and (d) all obligations of the parties which would survive the expiration of the Service Agreement shall also survive the early termination of the Service Agreement.

(d) Termination Option Personal to Customer. The Termination Option set forth herein is not transferable. The parties hereto acknowledge and agree that they intend that the Termination Option shall be “personal” to Customer, and that in no event shall any assignee or subtenant of Customer have any right to exercise the Termination Option set forth herein, notwithstanding any prior approval by Service Provider of the assignment of this Service Agreement or the subletting of the Premises.

57. Deed of Lease. For purposes of Virginia law, this Service Agreement is a Deed of Lease (“Deed of Lease”).

58. Entire Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Customer agrees that in entering into this Service Agreement and accepting the Premises, it relies solely upon the representations and agreements contained in this Service Agreement, the exhibits attached hereto and the written agreements, if any, executed contemporaneously herewith. This Service Agreement, including the Exhibits which are attached hereto and a part hereof, constitutes the entire agreement of the parties and shall in no way be conditioned, modified or supplemented except by a written agreement executed by both parties.

WITNESS WHEREOF, this Service Agreement is executed and, except as otherwise expressly provided herein, all provisions shall be effective, as of the Effective Date.

Service Provider:			Customer:
Parkway Properties LP			Xenith Bank [in Organization]
By:	Parkway Properties General Partners, Inc.
its General Partner

By:	/s/ John V. Barton II	By:	/s/ Thomas W. Osgood
	John V. Barton II, its Senior Vice President	Name:	Thomas W. Osgood
		Its:	CFO/CAO

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